Execution Version

CREDIT AGREEMENT
Dated as of March 24, 2017
among
ENERGY TRANSFER EQUITY, L.P.,
as the Borrower,
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Administrative Agent,
and
The Other Lenders Party Hereto
$1.50 Billion Senior Secured Revolving Credit Facility
______________________________________________________________________________
CREDIT SUISSE SECURITIES (USA) LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.,
BBVA COMPASS,
DEUTSCHE BANK SECURITIES, INC.,
GOLDMAN SACHS BANK USA,
JPMORGAN CHASE BANK, N.A.,
MIZUHO BANK, LTD.,
MORGAN STANLEY SENIOR FUNDING, INC.,
NATIXIS, NEW YORK BRANCH,
RBC CAPITAL MARKETS, LLC,
SUMITOMO MITSUI BANKING CORPORATION,
TD SECURITIES (USA),
UBS SECURITIES LLC,
FIFTH THIRD BANK,
and
BANK OF NOVA SCOTIA,
as Joint Lead Arrangers and Joint Bookrunners

5.05	Enforceable Obligations	53
5.06	Initial Financial Statements; No Material Adverse Effect	54
5.07	Taxes	54
5.08	Full Disclosure	54
5.09	Litigation	54
5.10	ERISA	54
5.11	Compliance with Laws	55
5.12	Environmental Laws	55
5.13	Borrower’s Subsidiaries	56
5.14	Title to Properties; Licenses	56
5.15	Government Regulation	56
5.16	Solvency	57
5.17	Margin Regulations	57
5.18	Collateral Documents	57
5.19	Status as Senior Debt of the Borrower	57
5.20	OFAC; Sanctions; Anti-Corruption Laws	57
Article VI. AFFIRMATIVE COVENANTS		58
6.01	Payment and Performance	58
6.02	Books, Financial Statements and Reports	58
6.03	Other Information and Inspections	59
6.04	Notice of Material Events	60
6.05	Maintenance of Properties	61
6.06	Maintenance of Existence and Qualifications	61
6.07	Payment of Trade Liabilities, Taxes, etc.	61
6.08	Insurance	61
6.09	Compliance with Law	61
6.10	Environmental Matters	61
6.11	Guaranties by Restricted Subsidiaries	62
6.12	Further Assurances	62
6.13	Miscellaneous Business Covenants	63
6.14	Restricted/Unrestricted Persons	63
6.15	Common Collateral	63
Article VII. NEGATIVE COVENANTS		63
7.01	Indebtedness	63
7.02	Limitation on Liens	64
7.03	Limitation on Mergers	66
7.04	Limitation on Asset Sales	67
7.05	Limitation on Restricted Payment	67
7.06	Limitation on Investments, Loans and Advances	67
7.07	Transactions with Shareholders and Affiliates	67
7.08	Conduct of Business	68
7.09	Restrictive and Negative Pledge Agreements	68
7.10	Hedging Contracts	69
7.11	Commingling of Deposit Accounts and Accounts	69
7.12	Financial Covenants	69
7.13	Amendments or Waivers of Certain Agreements; Material Contracts	69

7.14	Fiscal Year	69
7.15	Use of Proceeds	69
Article VIII. EVENTS OF DEFAULT AND REMEDIES		70
8.01	Events of Default	70
8.02	Remedies Upon Event of Default	71
8.03	Application of Funds	72
Article IX. ADMINISTRATIVE AGENT		73
9.01	Appointment and Authority	73
9.02	Rights as a Lender	73
9.03	Exculpatory Provisions	73
9.04	Reliance by Administrative Agent	74
9.05	Delegation of Duties	74
9.06	Resignation of Administrative Agent	75
9.07	Non-Reliance on Administrative Agent and Other Lenders	75
9.08	No Other Duties, Etc.	76
9.09	Administrative Agent May File Proofs of Claim	76
9.10	Guaranty and Collateral Matters	76
9.11	Release With Respect to Senior Note Obligations	77
Article X. MISCELLANEOUS		77
10.01	Amendments, Etc.	77
10.02	Notices; Effectiveness; Electronic Communication	79
10.03	No Waiver; Cumulative Remedies	80
10.04	Expenses; Indemnity; Damage Waiver	80
10.05	Payments Set Aside	82
10.06	Successors and Assigns	82
10.07	Treatment of Certain Information; Confidentiality	85
10.08	Right of Setoff	86
10.09	Interest Rate Limitation	86
10.10	Counterparts; Integration; Effectiveness	86
10.11	Survival of Representations and Warranties	87
10.12	Severability	87
10.13	Replacement of Lenders	87
10.14	Governing Law; Jurisdiction; Etc.	88
10.15	Waiver of Jury Trial	88
10.16	USA PATRIOT Act Notice	89
10.17	Time of the Essence	89
10.18	No Recourse	89
10.19	Separateness	89
10.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	89
10.21	No Advisory or Fiduciary Relationship	90

EXHIBITS
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Guaranty
Exhibit D	Form of Incremental Commitment Agreement

Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Loan Notice
Exhibit G	Form of Promissory Note
Exhibit H	Form of Perfection Certificate
Exhibit I-1	Form of Exemption Certificate for Non-U.S. Lenders that are not partnerships for U.S. Federal income tax purposes
Exhibit I-2	Form of Exemption Certificate for Non-U.S. Lenders that are partnerships for U.S. Federal income tax purposes
Exhibit J	Form of Solvency Certificate

SCHEDULES
Schedule 1	Commitments
Schedule 2	Disclosure Schedule
Schedule 3	Notice Information

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 24, 2017, among ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (the “Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and LC Issuer, each other LC Issuer and each lender from time to time party to this Agreement (collectively, the “Lenders” and individually, a “Lender”).
In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by the Lenders to, and the Letters of Credit that may hereafter be issued by the LC Issuer for the account of, the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01    Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Act” has the meaning given to such term in Section 10.16.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to the LIBO Rate for such Eurodollar Loan in effect for such Interest Period multiplied by the Statutory Reserve Rate; provided in no event shall the Adjusted LIBO Rate be less than zero percent per annum.
“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch in its capacity as administrative agent for the Lenders hereunder.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 3, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders. As of the Closing Date, the Administrative Agent’s Office is in New York, New York.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means the Commitments of all the Lenders. The initial amount of the Aggregate Commitments is $1,500,000,000, subject to optional reductions in Commitments pursuant to Section 2.16 and increases in Commitments as provided in Section 2.18.
“Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Alternate Base Rate” means, for any day, an interest rate per annum equal to the greatest of (a) the Prime Rate in effect on that day, (b) the Federal Funds Rate in effect on that day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a one-month Interest Period on that day (or if that day is not a Business Day, the immediately preceding Business Day) plus 1% per annum; provided that for the avoidance of doubt the Adjusted LIBO Rate for any day shall be based on the rate determined on that day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration as an authorized vendor for the purpose of displaying such rates) (or by reference to the rate administered by any other Person that takes over the administration of the London interbank offered rate). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate, as the case may be.
“Anti-Corruption Laws” means all applicable laws, rules and regulations of any jurisdiction concerning or relating to bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, as amended.
“Applicable Credit Agreement” means, each of, (a) the Applicable ETP Credit Agreement, (b) the Applicable SXL Credit Agreement, (c) the Applicable SUN Credit Agreement, (d) any credit agreement, loan agreement or similar agreement evidencing bank debt of any other MLP and (e) any credit agreement, loan agreement or similar agreement evidencing bank debt of any subsidiary of the Borrower, in each case, as amended, restated, refinanced, supplemented or otherwise modified from time to time.
“Applicable ETP Credit Agreement” means the ETP Credit Agreement, as amended, modified, supplemented, waived, restated, refinanced, extended or renewed after the Closing Date.
“Applicable Leverage Level” means the level set forth below that corresponds to the applicable Leverage Ratio of the Borrower:

Applicable Leverage Level	Leverage Ratio of the Borrower
Level I	less than or equal to 2.50 to 1.00
Level II	greater than 2.50 to 1.00 but less than or equal to 3.50 to 1.00
Level III	greater than 3.50 to 1.00 but less than or equal to 4.50 to 1.00
Level IV	greater than 4.50 to 1.00
On the Closing Date, the Applicable Leverage Level will be Level II. Thereafter, the Applicable Leverage Level will be determined after each Quarterly Testing Date using the Consolidated Funded Debt of the Borrower outstanding on such day and using Consolidated EBITDA of the Borrower for the four Fiscal Quarter period ending on such day. On the date on which financial statements are delivered pursuant to Section 6.02(b), the Administrative Agent will confirm or determine the Leverage Ratio of the Borrower set forth in the Compliance Certificate delivered with such financial statements and determine the Applicable Leverage Level on or within two Business Days after such date. The Applicable Leverage Level shall become effective on the Business Day following such determination by the Administrative Agent and shall remain effective until the next such determination by the Administrative Agent. If the Borrower shall fail to deliver the financial statements by the time required pursuant to Section 6.02(a) or Section 6.02(b), as applicable, and such failure remains unremedied for a period of thirty (30) days thereafter, the Applicable Leverage Level shall be deemed to be Level IV from and after such thirtieth day until such financial statements have been delivered to the Administrative Agent and the Administrative Agent has so confirmed or determined the Leverage Ratio.
“Applicable Percentage” means with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment; provided that for purposes of Section 2.17(b) and (c), “Applicable Percentage” shall mean the percentage of the total Aggregate Commitments (disregarding the Commitment of any Defaulting Lender to the extent its Applicable Percentage of the outstanding LC Obligations is reallocated to the non-Defaulting Lenders) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, on any day, with respect to any Eurodollar Loan, ABR Loan or Commitment Fee hereunder, the percentage per annum set forth below under the caption “Eurodollar Loans Applicable Rate,” “ABR Loans Applicable Rate” and “Commitment Fee,” respectively, based on the Applicable Leverage Level in effect on such day.

Applicable Leverage Level	Eurodollar Loans Applicable Rate	ABR Loans Applicable Rate	Commitment Fee
Level I	1.75%	0.75%	0.25%
Level II	2.00%	1.00%	0.30%
Level III	2.25%	1.25%	0.35%
Level IV	2.50%	1.50%	0.40%
Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
“Applicable SUN Credit Agreement” means each of the SUN Credit Agreements, in each case, as amended, modified, supplemented, waived, restated, refinanced, extended or renewed after the Closing Date.
“Applicable SXL Credit Agreement” means the SXL Credit Agreement, as amended, modified, supplemented, waived, restated, refinanced, extended or renewed after the Closing Date.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means the Disposition of any asset or Equity Interest, including any MLP Related Disposition; provided that none of the following shall be an “Asset Sale”:
(a)Dispositions of equipment and other personal property and fixtures that are either (i) obsolete for their intended purposes and disposed of in the ordinary course of business, or (ii) replaced by personal property or fixtures of comparable suitability;
(b)Dispositions of inventory which is sold in the ordinary course of business on ordinary trade terms;
(c)Dispositions by any Restricted Person to any other Restricted Person (so long as, if the transferor is a Guarantor, the transferee is a Guarantor);
(d)Dispositions of Equity Interests and incentive distribution rights in any MLP (other than (i) prior to the consummation of the ETP Merger, ETP and (ii) upon and after the consummation of the ETP Merger, SXL);

(e)any assignment of accounts receivable for collection purposes in the ordinary course of business;
(f)Dispositions of property sold to comply with any divestment requirement imposed in connection with the approval of an acquisition under Hart-Scott-Rodino Act of 1976;
(g)Dispositions permitted under Section 7.03;
(h)Restricted Payments permitted by Section 7.05;
(i)Investments permitted by Section 7.06; and
(j)Dispositions of assets, including MLP Related Dispositions, having a fair market value of less than $50,000,000.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Debt” means, with respect to any Sale and Lease-Back Transaction not involving a Capital Lease Obligation, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than accounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).
“Auto-Extension Letter of Credit” has the meaning given to such term in Section 2.07(b).
“Availability” means, as of any date of determination, the amount equal to the excess (if any) of the Aggregate Commitments over Facility Usage.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” has the meaning given such term in the introductory paragraph hereto.
“Borrower Materials” has the meaning given to such term in Section 6.03.
“Borrowing” means Loans of the same Type, made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
“Business Day” means any day other than (i) a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative

Agent’s Office is located and (ii) if such day relates to any Eurodollar Loan, a day on which banks are not open for dealings in Dollar deposits in the London interbank eurodollar market.
“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease that would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
“Cash” means money, currency or a credit balance in any deposit account.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as Collateral for the LC Obligations, Cash pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuer. Derivatives of such term have corresponding meanings.
“Cash Equivalents” means Investments in:
(a)marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;
(b)demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein or the District of Columbia, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by any of the Rating Agencies;
(c)repurchase obligations with a term of not more than thirty days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;
(d)open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and
(e)money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith (whether or not having the force of law) or in implementation thereof, and (ii) all requests, rules, regulations, guidelines, interpretations, requirements, interpretations and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall, in each case, be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the existence of any of the following: (a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or group and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than an Exempt Person, shall be the direct or indirect legal or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than the greater of (A) 35% of the combined voting power of the then total Equity Interests of the General Partner and (B) the percentage of the combined voting power of the Equity Interests of the General Partner owned in the aggregate, directly or indirectly, beneficially, by the Exempt Persons, unless, the Exempt Persons have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the Board of Directors of the General Partner or (b) the General Partner shall not be the sole legal and beneficial owner of all of the general partner interests of the Borrower. As used herein “Exempt Person” means (i) any of Kelcy L. Warren, Ray C. Davis, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes) and (ii) entities owned solely by existing and former management employees of the General Partner or the Borrower.
“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.01), and on which the initial Borrowings are made.
“Code” means the Internal Revenue Code of 1986, as amended, together with all rules and regulations promulgated with respect thereto.
“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted to the Collateral Agent pursuant to the Collateral Documents in order to secure the Obligations, the Lender Hedging Obligations and the Other Hedging Obligations.
“Collateral Agency Agreement” means that certain Amended and Restated Collateral Agency Agreement dated as of December 2, 2013 among the Collateral Agent, the Administrative Agent, the Term Loan Administrative Agent and the Indenture Trustee, as the same may be amended, modified, restated or replaced from time to time.
“Collateral Agency Joinder Agreement” means that certain Notice of Additional Secured Obligation and Collateral Agency Joinder dated as of the date hereof between the Borrower and the Administrative Agent.
“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent pursuant to the Collateral Agency Agreement and each successor collateral agent as may be appointed from time to time pursuant to the Loan Documents.
“Collateral Documents” means, collectively, the Pledge Agreement, the Collateral Agency Agreement and all other instruments, documents and agreements delivered by any Restricted Person pursuant to this Agreement or any other Loan Document that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Combined Majority Lenders” means, as of any date of determination, lenders under the Credit Facilities holding in the aggregate more than 50% of the aggregate principal amount of the loans and commitments then outstanding under the Credit Facilities.
“Commercial Operation Date” means the date on which a Material Project is substantially complete and (a) with respect to any Material Project related to the handling of liquefied natural gas, the earlier to occur of (i) its commercial operations having commenced in accordance with the terms of its material customer contracts or (ii) such Material Project being commercially operable and revenue being generated under the terms of its material customer contracts and (b) with respect to any other Material Project, its commercial operations having commenced in accordance with the terms of its material customer contracts.
“Commission” means the United States Securities and Exchange Commission.
“Commitment” means, as to each Lender, its commitment to make Loans to, and participate in Letters of Credit issued upon the application of, the Borrower in an aggregate principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in a commitment increase document pursuant to Section 2.18 pursuant to which such Lender becomes a party hereto, in each case as applicable, as the same may be increased or decreased from time to time pursuant to the terms hereof.
“Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.16, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the LC Issuer to make LC Credit Extensions pursuant to Section 8.02.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit B.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries.
“Consolidated EBITDA of the Borrower” means, for any period of four Fiscal Quarters, the sum of (without duplication):
(a)four times the amount of cash distributions payable with respect to the last Fiscal Quarter in such period by any Person (unless either (i) such Person is a Restricted Subsidiary or (ii) such Person is a Wholly Owned Subsidiary of the Borrower that is an Unrestricted Person and such distributions are funded, directly or indirectly, with substantially contemporaneous Investments by the Borrower or a Restricted Person) to the Borrower or its Restricted Subsidiaries, to the extent actually received on or prior to the date the financial statements with respect to such Fiscal Quarter referred to in Section 6.02 are required to be delivered by the Borrower; provided that if the Borrower or any of its subsidiaries has made a Specified Acquisition or Specified Disposition at any time after the first day of such Fiscal Quarter, the determinations in this clause (a) shall be made giving pro forma effect to such Specified Acquisition or Specified Disposition as if such transaction had occurred on the first day of the Fiscal Quarter; plus
(b)Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such four Fiscal Quarter period, plus, but without duplication, (i) each of the following to the extent deducted in determining such Consolidated Net Income (A) all Consolidated Interest Expense, (B) all income taxes (including any franchise taxes to the extent based upon net income), (C) all depreciation and amortization (including amortization of intangible assets), (D) any other non-cash charges or losses (including any non-cash losses resulting from the impairment of long-lived assets, goodwill or intangible assets), and (E) Transaction Costs and any fees, expenses or charges relating to any offering of Equity Interests, any Investment, acquisition,

Disposition or Indebtedness permitted hereunder (in each case whether or not successful) minus (ii) each of the following to the extent included in determining Consolidated Net Income (A) all non-cash gains which were included in determining such Consolidated Net Income (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), and (B) any cash payments made during such period in respect of items described in clause (i)(D) of this clause (b) subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in the statement of Consolidated Net Income; provided that if the Borrower or its Restricted Subsidiaries has made a Specified Acquisition or Specified Disposition at any time after the first day of such four Fiscal Quarter period, the determinations in this clause (b) shall be made giving pro forma effect to such Specified Acquisition or Specified Disposition as if such transaction had occurred on the first day of such four Fiscal Quarter period. For the avoidance of doubt, the determinations in this clause (b) shall not include Consolidated Net Income attributable to distributions that are otherwise part of the calculation of Consolidated EBITDA of the Borrower pursuant to clause (a) above.
(c)At the Borrower’s election, Consolidated EBITDA of the Borrower for any period of four Fiscal Quarters shall be increased by the amount of any applicable Material Project EBITDA Adjustments in respect of any Material Project of the Borrower and its subsidiaries; provided that (i) the amount of such increase in respect of any individual Material Project shall not exceed 30% of Consolidated EBITDA of the Borrower for any such period and (ii) the aggregate amount of such increase in respect of all Material Projects shall not exceed 100% of Consolidated EBITDA of the Borrower for any such period.
“Consolidated Funded Debt of the Borrower” means, as at any date of determination, the sum of the following (without duplication): (a) Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries (other than Indebtedness of a Restricted Subsidiary (and any increases in or extensions, renewals, refinancings, replacements or refundings of such Indebtedness) that is (i) associated with the construction or expansion of a Material Project and (ii) non-recourse to the properties or assets (other than the Equity Interests in, and assets of, any such Restricted Subsidiary) of the Borrower or any other Restricted Subsidiary), (b) Attributable Debt in respect of Sale and Lease-Back Transactions, (c) Capital Lease Obligations of the Borrower and its Restricted Subsidiaries, and (d) all Indebtedness in respect of any Guarantee by a Restricted Person of Indebtedness of any Person other than a Restricted Person. For the avoidance of doubt, (i) in no event shall any Intercompany Equity/Debt constitute “Consolidated Funded Debt of the Borrower” and (ii) “Consolidated Funded Debt of the Borrower” shall include only those liabilities under Contingent Residual Support Agreements that would be required under the loss contingency recognition principles in FASB ASC 450-20-25 to be reflected on the Consolidated balance sheet of the Borrower on the date of determination.
“Consolidated Interest Expense” means, for any period, all interest in respect of Consolidated Funded Debt of the Borrower reflected on the income statement of the Borrower during such period on, and all fees and related charges in respect of, Consolidated Funded Debt of the Borrower, in each case, which was deducted in determining Consolidated Net Income of the Borrower during such period.
“Consolidated Net Income” means, for any Person and any period, such Person’s and its subsidiaries’ gross revenues for such period, minus such Person’s and its subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings or losses of any Person, other than a subsidiary of such Person, in which such Person or any of its subsidiaries has an ownership interest. Consolidated Net Income shall not include (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, or (c) any non-cash gains or losses resulting from mark to market activity as a result of ASC 815. Consolidated Net Income of a Person for any period shall include any cash dividends and distributions actually received during such period from any Person, other than a subsidiary, in which such Person or any of its subsidiaries has an ownership interest.
“Contingent Residual Support Agreement” means any agreement entered into by the Borrower or any of its Restricted Subsidiaries (the “Contingent Obligor”), in which the Contingent Obligor agrees to provide contingent residual support with respect to the principal component of Indebtedness (the “Original Obligation”) of another Person (the “Original Obligor”) incurred by the Original Obligor to finance the acquisition of assets from the Contingent Obligor; provided that, the Contingent Obligor is required to make a payment pursuant to such agreement only to the extent that the obligee on the Original Obligation cannot obtain repayment of the Original Obligation from the Original Obligor after exhausting all other remedies and recourse available to such obligee.
“Continue,” “Continuation,” and “Continued” refer to the continuation pursuant to Section 2.04 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” have meanings correlative thereto.
“Convert,” “Conversion,” and “Converted” refer to a conversion pursuant to Section 2.04 or ARTICLE III of one Type of Loan into another Type of Loan.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.
“Credit Facilities” means, collectively, this Agreement, the Term Loan Credit Agreement, any Ratio Debt Loan Agreement and any Term Loan Refinancing Agreement.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means, at the applicable time in question, (a) for any Eurodollar Loan (up to the end of the applicable Interest Period), 2.00% per annum plus the Applicable Rate for Eurodollar Loans plus the Adjusted LIBO Rate then in effect, (b) for each ABR Loan and each LC Obligation, 2.00% per annum plus the Applicable Rate for ABR Loans plus the Alternate Base Rate, and (c) for each Letter of Credit, 2.00% per annum plus the Applicable Rate for Eurodollar Loans; provided, however, the Default Rate shall never exceed the Maximum Rate.
“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent in consultation with the Borrower, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder (unless (i) that Lender and at least one other unaffiliated Lender have notified the Administrative Agent and the Borrower in writing of their good faith determination that a condition to their obligation to fund their Loans or participations in Letters of Credit has not been satisfied and (ii) Lenders representing a majority in interest of the Commitments have not advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) notified the Borrower, the Administrative Agent, any LC Issuer or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit (unless (i) that Lender and at least one other unaffiliated Lender have notified the Administrative Agent and the Borrower in writing of their good faith determination that a condition to their obligation to fund their Loans or participations in Letters of Credit has not been satisfied and (ii) Lenders representing a majority in interest of the Commitments have not advised the Administrative Agent in writing of their determination that such condition has been satisfied), (c) failed, within three Business Days after request by the Administrative Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund its prospective Loans and participations in then outstanding Letters of Credit (unless (i) that Lender and at least one other unaffiliated Lender have notified the Administrative Agent and the Borrower in writing of their good faith determination that a condition to their obligation to fund their Loans or participations in Letters of Credit has not been satisfied and (ii) Lenders representing a majority in interest of the Commitments have not advised the Administrative Agent in writing of their determination that such condition has been satisfied) (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute, or (e) become, or is the subsidiary of any Person that has become, the subject of a Bail-in Action or a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has, other than via an Undisclosed Administration, become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of that Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder, (ii) the Administrative Agent and the Borrower, collectively, may, by notice to the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent and the Borrower, collectively, determine, in their discretion, that the circumstances that resulted in that Lender becoming a “Defaulting Lender” no longer apply, and (iii) no Lender shall be considered a Defaulting Lender under clause (e) above solely because of the acquisition or maintenance of an interest in such Lender or its parent company or the exercise of control over such Lender or its parent company by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject of any Sanctions.
“Disclosure Schedule” means Schedule 2 hereto.
“Dispose” means, with respect to any property, to sell, transfer, lease, assign, convey, transfer, exchange, alienate or dispose thereof. The term “Disposition” shall have a correlative meaning.
“Dollar” and “$” mean lawful money of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and each LC Issuer (provided that LC Issuer consent must also be obtained in the cases of (a), (b) and (c) of this definition), and (ii) unless an Event of Default under Sections 8.01(a) or (b) or sub-clauses (i), (ii) or (iii) of Section 8.01(i) has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“Environmental Laws” means any and all Laws relating to the environment, to the protection of wildlife, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of, or exposure to, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership, profit interests or incentive distribution rights in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, profit interests or incentive distribution rights in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, profit interests or incentive distribution rights in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership, profit interests or incentive distribution rights in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules and regulations promulgated with respect thereto.
“ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Code.
“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA in respect of which any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be determined to be) an “employer” as defined in Section 3(5) of ERISA.
“ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, or any successor thereto.
“ETP Credit Agreement” means the Second Amended and Restated Credit Agreement dated as of October 27, 2011, by and among ETP, Wells Fargo Bank, National Association, as administrative agent and the other agents and the lenders from time to time party thereto, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of November 19, 2013, that certain Second

Amendment to Second Amended and Restated Credit Agreement dated as of November 18, 2014, that certain Commitment Increase Agreement dated as of February 10, 2015 and as further amended, modified, waived, restated, replaced, refinanced or otherwise supplemented on or prior to the date hereof.
“ETP LLC” means Energy Transfer Partners, L.L.C., a Delaware limited liability company, or any successor thereto, in either case which is the general partner of ETP/SXL GP.
“ETP Merger” means, collectively, (a) the merger of ETP with and into a subsidiary of SXL and (b) the merger of Sunoco Partners LLC with and into ETP/SXL GP, in each case, pursuant to the terms of the ETP Merger Agreement.
“ETP Merger Agreement” means that certain Agreement and Plan of Merger dated as of November 20, 2016 entered into among the Borrower, ETP, ETP/SXL GP, SXL and Sunoco Partners LLC, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of December 16, 2016 and as further amended, restated or otherwise modified from time to time.
“ETP/SXL GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, or any successor thereto, in either case which is (a) prior to the consummation of the ETP Merger, the sole general partner of ETP and (b) upon and after the consummation of the ETP Merger, the sole general partner of SXL.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Adjusted LIBO Rate.
“Event of Default” has the meaning given to such term in Section 8.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Swap Obligation” means, with respect to any Guarantor or any grantor party to the Collateral Documents, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such grantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Person’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the Guarantee of (or grant of such security interest by, as applicable) such Person becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.
“Excluded ETP LLC Assets” means, upon and after the consummation of the SUG Holdco Merger, any assets of ETP LLC other than the Equity Interests in ETP/SXL GP held by ETP LLC.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes (in lieu of net income taxes), in each case (i) imposed on it by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) Taxes attributable to a Lender’s failure to comply with Section 3.01(e), (d) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States federal withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled immediately before the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01, and (e) any Taxes imposed under FATCA.
“Existing Maturity Date” has the meaning given to such term in Section 2.19(c).
“Extended Maturity Date” has the meaning given to such term in Section 2.19.
“Extending Lender” has the meaning given to such term in Section 2.19(c).
“Extension” has the meaning given to such term in Section 2.19.
“Extension Notice” has the meaning given to such term in Section 2.19.
“Facility Usage” means, as of any date of determination, the aggregate amount of outstanding Loans and LC Obligations at such time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fiscal Quarter” means a three-month period ending on the last day of March, June, September and December or such other four consecutive three-month periods in a Fiscal Year as may be adopted by the General Partner.
“Fiscal Year” means a twelve-month period ending on December 31 or such other day as may be adopted by the General Partner.
“Fitch” means Fitch Ratings, Inc. or any successor to the ratings business thereof.
“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Consolidated subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Borrower or with respect to the Borrower and its Consolidated subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrower and Majority Lenders agree to such change insofar as it affects the accounting of the Borrower or of the Borrower and its Consolidated subsidiaries.
“General Partner” means LE GP, LLC, a Delaware limited liability company, or any successor thereto.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related Indebtedness, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such Indebtedness, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means any Restricted Subsidiary of the Borrower that now or hereafter executes and delivers a Guaranty to the Administrative Agent pursuant to Section 6.11.
“Guaranty” means, collectively, one or more Guarantees of the Obligations, the Lender Hedging Obligations and the Other Hedging Obligations made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit C, including any supplements to an existing Guaranty in substantially the form that is a part of Exhibit C. As of the Closing Date, there shall be no Guaranty.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
“Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).
“Increase Effective Date” has the meaning given to such term in Section 2.18(a)(v).
“Incremental Commitment Agreement” means an incremental commitment agreement substantially in the form attached hereto as Exhibit D.
“Indebtedness” means, with respect to any Person, without duplication:
(a)indebtedness for borrowed money, all obligations upon which interest charges are customarily paid and all obligations evidenced by any bond, note, debenture or other similar instrument that such Person has directly or indirectly created, incurred or assumed;
(b)obligations of others secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, limited (so long as such Person has not assumed the same or become liable therefor) to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value from time to time of the property subject to such Lien;
(c)indebtedness, whether or not for borrowed money (excluding (i) any earnout obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (ii) trade payables and accrued expenses arising in the ordinary course of business and payable in the ordinary course of business), with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;
(d)the principal component of Capital Lease Obligations to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;
(e)Attributable Debt of such Person in respect of Sale and Lease‑Back Transactions not involving a Capital Lease Obligation;
(f)mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interest (other than Intercompany Equity/Debt) in such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends or distribution;

(g)obligations, contingent or fixed, of such Person as an account party in respect of letters of credit (other than letters of credit incurred in the ordinary course of business and consistent with past practice or letters of credit outstanding on the effective date of this Agreement);
(h)liabilities of such Person in respect of unfunded vested benefits under pension plans (determined on a net basis for all such plans) and all asserted withdrawal liabilities of such Person or a commonly controlled entity to a multi-employer plan;
(i)obligations of such Person in respect of bankers’ acceptances (other than in respect of accounts payable to suppliers incurred in the ordinary course of business consistent with past practice);
(j)Guarantees by such Person in respect of obligations of the character referred to in clause (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this definition of any other Person; and
(k)to the extent such Person would be required to make any payments with respect thereto, in the event of an early termination thereof on the date “Indebtedness” is being determined, the Hedging Termination Value of outstanding Hedging Contracts of such Person.
For the avoidance of doubt, for no purposes of this Agreement or any other Loan Document shall “Indebtedness” include (1) deferred compensation arrangements, (2) earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet of the Borrower in accordance with GAAP, (3) non-compete or consulting obligations incurred in connection with acquisitions, (4) Intercompany Equity/Debt or (5) liabilities under Contingent Residual Support Agreements that would not be required to be reflected as “debt” (or any like classification) on the Consolidated balance sheet of the Borrower on the date of determination under the loss contingency recognition principles in FASB ASC 450-20-25.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning given to such term in Section 10.04(b).
“Indenture” means the Indenture dated as of September 20, 2010, between the Borrower and the Indenture Trustee, as supplemented from time to time.
“Indenture Trustee” means U.S. Bank National Association, in its capacity as trustee, under the Indenture, together with any successors in such capacity.
“Initial Financial Statements” means the audited Consolidated financial statements for the Borrower including the related Consolidated balance sheets and related statements of income, partners’ equity and cash flow with respect to the Borrower, for the Fiscal Year ended December 31, 2016.
“Intercompany Equity/Debt” means each of (a) any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued to any subsidiary or joint venture; provided that (i) such Indebtedness has no amortization, (ii) the tenor of such Indebtedness is at least one year later than the latest Scheduled Maturity Date then applicable to the Commitments, (iii) such Indebtedness contains no agreements, covenants or events of default which would be more onerous than those contained in this Agreement and (iv) such Indebtedness is not secured; and (b) any Equity Interests issued by the Borrower or any Restricted Subsidiary to any subsidiary or joint venture. For the avoidance of doubt, for purposes of this definition, in no event shall any form of preferred stock or partnership interest (whether perpetual, convertible or otherwise) or other ownership or beneficial interest that entitles the holders thereof to preferential payment or distribution priority with respect to dividends, distributions, assets or other payments over the holders of any other stock, partnership interest or other ownership or beneficial interest be treated as Indebtedness for purposes of clause (a) above.
“Interest Payment Date” means (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any ABR Loan, the last Business Day of each Fiscal Quarter and the Maturity Date applicable to such Loan.
“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or Converted to or Continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or such period that is twelve months (or less) thereafter if requested by the Borrower and consented to by all the Lenders, provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, (c) no Interest Period may extend beyond a date on which a payment of principal is then scheduled if the effect of such payment would cause the Borrower to repay a Eurodollar Loan prior to the last day of the then current Interest Period, and (d) no Interest Period with respect to a Loan may extend beyond the Maturity Date applicable to such Loan.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of determining the outstanding amount of an Investment, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or Disposition of such Investment (less all costs thereof) or other cash proceeds received as a return of capital of such Investment in an aggregate amount up to but not in excess of the amount of such Investment.
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the LC Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the LC Issuer and relating to any such Letter of Credit.
“Lake Charles Liquefaction Facility” means the contemplated liquefaction facility to be constructed in Lake Charles, Louisiana adjacent to an existing liquid natural gas regasification terminal that is owned and operated by an Affiliate of the Borrower.

“Lake Charles Regasification Facility” means the liquid natural gas regasification terminal located in Lake Charles, Louisiana and that is owned and operated by an Affiliate of the Borrower.
“Laws” means any statute, law (including common law), regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.
“LC Collateral” means cash or deposit account balances pledged and deposited with or delivered to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as Collateral for the LC Obligations.
“LC Commitment” means, as to each LC Issuer, the amount set forth under the heading “LC Commitment” opposite such LC Issuer’s name on Schedule 1.
“LC Conditions” has the meaning given to such term in Section 2.07.
“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“LC Issuer” means Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada, Toronto-Dominion Bank, New York Branch, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and each other Person designated by the Borrower (with the written approval of the Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed)) that agrees to act as an LC Issuer or any of their respective Affiliates or branches, each in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder. The term “LC Issuer” shall refer to each such Person individually or collectively, as the context may require.
“LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Matured LC Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (published by the Institute of International Banking Law & Practice or such later version thereof as may be in effect at the time of issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Participation Fee” has the meaning given such term in Section 2.12(c).
“Lender” has the meaning given to such term in the introductory paragraph hereto.
“Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between the Borrower or any of its Restricted Subsidiaries and a counterparty that is a Lender or an Affiliate of a Lender but excluding all Excluded Swap Obligations; provided that (a) if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder and (b) for any of the foregoing to be included within “Lender Hedging Obligations” hereunder, the applicable counterparty or the Borrower must have provided the Administrative Agent written notice of the existence thereof certifying that such transaction is a Lender Hedging Obligation.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any standby letter of credit issued hereunder.
“Letter of Credit Request” means, on any date, a request for the issuance of a Letter of Credit substantially in the form attached hereto as Exhibit E.
“Leverage Ratio of the Borrower” means, on any date, the ratio of (a) Consolidated Funded Debt of the Borrower outstanding on the specified date to (b) the Consolidated EBITDA of the Borrower for the four Fiscal Quarter period most recently ended.
“LIBO Rate” means, for any Interest Period for each Eurodollar Loan (or for an ABR Loan, as set forth in the definition of Alternate Base Rate, for a one-month Interest Period), the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd. (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion and applied in a manner consistent with market practice; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBO Rate shall be the Interpolated Rate at such time, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means, with respect to any property or assets, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means, collectively, this Agreement, each Note (if any), each Issuer Document, each Guaranty and each Collateral Document.
“Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.04, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit F.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitments or Facility Usage, as applicable, held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations or properties of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Restricted

Persons (taken as a whole) to fully and timely perform their payment obligations under the applicable Loan Documents, or (c) the material rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under the Loan Documents, taken as a whole.
“Material Project” means, in respect of a Person, the construction or expansion of any capital project of such Person, the aggregate capital cost of which is reasonably expected by the Borrower to exceed $10,000,000. For the avoidance of doubt, each of the projects identified in the Disclosure Schedule shall be a Material Project for all purposes hereunder.
“Material Project EBITDA Adjustments” means, with respect to each Material Project of a Person:
(a)for any Fiscal Quarter prior to the Commercial Operation Date of a Material Project (beginning with the four Fiscal Quarter period that includes the Fiscal Quarter in which construction or expansion of such Material Project commences and thereafter until the Commercial Operation Date of such Material Project (including the Fiscal Quarter in which such Commercial Operation Date occurs)), a percentage (based on the then-current completion percentage of such Material Project) of an amount determined by the Borrower as (i) if such Material Project is not owned by the Borrower or a Restricted Person, the projected cash distributions to be received by a Restricted Person from the owner(s) of such Material Project related thereto or (ii) if the Material Project is owned by the Borrower and/or a Restricted Person, the Consolidated EBITDA of the Borrower otherwise attributable to such Material Project, in each case, for the first 12-month period (or an annualized amount for such other period as may be proposed by the Borrower and approved by either the Majority Lenders or Combined Majority Lenders, as applicable) following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts relating to such Material Project, the creditworthiness of the other parties to such contracts, projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, debt service obligations, contractual limitations on distributions and other factors deemed appropriate by the Administrative Agent); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after the actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the actual period of delay or the then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days, but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and
(b)beginning with the first full Fiscal Quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding Fiscal Quarters, an amount determined by the Borrower as the projected cash distributions to be received by a Restricted Person from, or the Consolidated EBITDA of the Borrower otherwise attributable to, such Material Project (determined in the same manner set forth in clause (A) above) for the balance of the four full Fiscal Quarter period following such Commercial Operation Date, may, at the Borrower’s option, be added to actual Consolidated EBITDA of the Borrower for such Fiscal Quarters.
Notwithstanding the foregoing, no such additions shall be allowed with respect to any Material Project unless the Borrower shall have delivered to the Administrative Agent a proposed determination of Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project and (ii) projections of cash distributions to be received by a Restricted Person from, or the Consolidated EBITDA of the Borrower otherwise attributable to, such Material Project, along with a reasonably detailed explanation of the basis therefor.
“Matured LC Obligations” means all amounts paid by the LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to the LC Issuer under any Letter of Credit Request, in each case to the extent the same have not been repaid to the LC Issuer (with the proceeds of Loans or otherwise).
“Maturity Date” means the earlier of (a) the Scheduled Maturity Date and (b) the date that is 30 days in advance of the scheduled maturity of the Specified Debt if the Specified Debt is in existence (the “Springing Maturity Date”); provided that clause (b) hereof shall not apply if (i) the amount of the Specified Debt outstanding on the Springing Maturity Date, which has a maturity date earlier than 90 days after the Scheduled Maturity Date, does not exceed $600,000,000 and (ii) Availability on the Springing Maturity Date is equal to at least 125% of the amount of the Specified Debt outstanding on the Springing Maturity Date; provided, further, that such Specified Debt shall be deemed not to be outstanding to the extent of any Cash or Cash Equivalents set aside to be held in escrow for the purpose of retiring, redeeming, defeasing, repurchasing, prepaying or refinancing such debt (and with respect to a refinancing of Specified Debt, only to the extent that such amount held in escrow constitutes proceeds of refinancing Specified Debt with a maturity date not earlier than 90 days after the Scheduled Maturity Date); provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Maximum Rate” has the meaning given to such term in Section 10.09.
“MLP” means each of (a) prior to the consummation of the ETP Merger unless subsequently qualifying as an MLP pursuant to clause (d) of this definition, ETP, (b) SXL, (c) Sunoco LP or (d) any other publicly traded limited partnership or limited liability company meeting the gross income requirements of Section 7704(c)(2) of the Code created or acquired by the Borrower or any Restricted Subsidiary after December 2, 2013, as applicable, and “MLPs” means all of the foregoing collectively.
“MLP GP” means any Person, or any successor thereto, in either case which is the sole general partner of an MLP.
“MLP Limited Partnership Agreement” means the Agreement of Limited Partnership (or equivalent governing document) of each MLP.
“MLP Related Disposition” means a Disposition by the Borrower or any Restricted Subsidiary to any other Person other than the Borrower or any Restricted Subsidiary, in one transaction or a series of transactions, of (a) incentive distribution rights in (i) prior to the consummation of the ETP Merger, ETP and (ii) upon and after the consummation of the ETP Merger, SXL, or (b) Equity Interests of any Person which owns, directly or indirectly, incentive distribution rights in (i) prior to the consummation of the ETP Merger, ETP and (ii) upon and after the consummation of the ETP Merger, SXL. For the avoidance of doubt, notwithstanding the foregoing, in no event shall the ETP Merger or the SUG Holdco Merger constitute an MLP Related Disposition.
“Moody’s” means Moody’s Investors Service, Inc., or its successor.
“Net Cash Proceeds” means, with respect to any MLP Related Disposition that constitutes an Asset Sale, an amount equal to (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus (b) any bona fide direct costs incurred in connection with such MLP Related Disposition, including income or gains taxes payable by the seller as a result of any gain recognized in connection with such MLP Related Disposition, minus (c) all payments made on any Indebtedness which benefits equally and ratably from the Guaranty and security interests created by the Collateral Documents in accordance with the terms of the agreements governing such Indebtedness, minus (d) in the event such MLP Related Disposition represents only a part of a larger transaction, the proportion of any Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Restricted Subsidiaries from the subject transaction that are not attributable to such MLP Related Disposition.
“New Lenders” has the meaning given to such term in Section 2.18(a).
“Nominee” has the meaning given to such term in Section 2.19(e).
“Non-Extending Lenders” has the meaning given to such term in Section 2.19(a).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit G.
“Obligations” means the Loans and all interest and fees due under this Agreement and the other Loan Documents, and debts, liabilities, obligations, covenants and duties of, any Restricted Person arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Restricted Person or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” has the meaning given to such term in Section 5.15.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document.
“Other Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between the Borrower or any of its Restricted Subsidiaries and a counterparty that is a lender or an Affiliate of a lender under the Term Loan Credit Agreement or an Applicable Credit Agreement (but only to the extent that such lender or Affiliate of a lender under the Term Loan Credit Agreement or such Applicable Credit Agreement, as the case may be, is not a Lender hereunder) but excluding all Excluded Swap Obligations; provided that (a) if such counterparty ceases to be a lender under the Term Loan Credit Agreement or such Applicable Credit Agreement, or an Affiliate of a lender under the Term Loan Credit Agreement or such Applicable Credit Agreement, as the case may be, “Other Hedging Obligations” shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a lender under the Term Loan Credit Agreement or such Applicable Credit Agreement, or an Affiliate of a lender under the Term Loan Credit Agreement or such Applicable Credit Agreement, as the case may be, and (b) for any of the foregoing to be included within “Other Hedging Obligations” hereunder, the applicable counterparty or the Borrower must have provided the Administrative Agent written notice of the existence thereof certifying that such transaction is an Other Hedging Obligation and is not prohibited under this Agreement.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).
“Participant” has the meaning given to such term in Section 10.06(d).

“Participant Register” has the meaning given to such term in Section 10.06(d).
“Patriot Act” has the meaning given to such term in Section 5.20.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Perfection Certificate” means a certificate substantially in the form of Exhibit H that provides information with respect to the personal or mixed property of any Restricted Person.
“Permitted Acquisition” means the acquisition, by merger or otherwise, by any Restricted Person of assets (including any assets constituting a business unit, line of business or division) or Equity Interests so long as (a) prior to and after giving effect to such acquisition, no Event of Default shall have occurred and be continuing, (b) after giving pro forma effect to such acquisition as if such acquisition had occurred, and any Indebtedness being acquired had been incurred, on the first day of the period of four Fiscal Quarters in which such acquisition occurs, Borrower shall be in compliance with the covenant set forth in Section 7.12(a) and (c) the Borrower has provided to the Administrative Agent an officer’s certificate, in form reasonably satisfactory to the Administrative Agent, certifying that each of the foregoing conditions has been satisfied.
“Permitted Investments” means:
(a)Cash Equivalents;
(b)Investments in the Borrower or any Restricted Person;
(c)Investments held directly by a MLP GP in Equity Interests and incentive distribution rights of the applicable MLP, plus additional contributions by the relevant MLP GP to maintain its general partnership interest in such MLP;
(d)Contingent Residual Support Agreements;
(e)Investments held directly by the Borrower or a Restricted Subsidiary in Equity Interests of any MLP;
(f)Investments with respect to (i) the Lake Charles Liquefaction Facility, (ii) the Lake Charles Regasification Facility, and (iii) the Trunkline Conversion Project; or
(g)any Permitted Acquisition.
“Permitted Lien” has the meaning given to such term in Section 7.02.
“Permitted Line of Business” means, with respect to the specified Person, lines of business engaged in by such Person and its subsidiaries such that such Person and its subsidiaries, taken as a whole, are substantially engaged in businesses that generate revenue from energy-related activities and other activities incidental thereto.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” has the meaning given to such term in Section 6.03.
“Pledge Agreement” means that certain Second Amended and Restated Pledge and Security Agreement dated as of December 2, 2013 among the Borrower, the other grantors party thereto and the Collateral Agent, as amended by the Pledge Agreement Amendment, and as further amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Pledge Agreement Amendment” means that certain First Amendment to Pledge Agreement dated as of the date hereof between the Borrower and the Collateral Agent.
“Prime Rate” means the rate of interest per annum established from time to time by Credit Suisse AG, Cayman Islands Branch as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is established as being effective.
“Public Lender” has the meaning given to such term in Section 6.03.
“Quarterly Testing Date” means the last day of each Fiscal Quarter.
“Rating Agency” means Fitch, S&P or Moody’s.
“Ratio Debt Loan Agreement” means any loan agreement documenting the incurrence of any Indebtedness incurred pursuant to Section 7.01(l) that contains terms substantially similar to those contained in the Term Loan Credit Agreement or any Term Loan Refinancing Agreement as may be amended, restated, supplemented or otherwise modified from time to time.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Refinancing” means the repayment in full and the termination of any commitment to make extensions of credit under that certain Credit Agreement dated as of December 2, 2013 among the Borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent for the financial institutions party thereto from time to time as lenders thereunder and the other lenders and agents party thereto from time to time, as amended and supplemented by that certain Incremental Commitment Agreement No. 1 dated February 19, 2014, Amendment and Incremental Commitment Agreement No. 2 dated May 6, 2014, Amendment and Incremental Commitment Agreement No. 3 dated February 10, 2015, and as further amended, amended and restated, supplemented or otherwise modified prior to the date hereof.
“Regency” means Regency Energy Partners LP, a Delaware limited partnership.
“Register” has the meaning given to such term in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of a Restricted Person. Any document delivered hereunder that is signed by a Responsible Officer of a Restricted Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Restricted Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Restricted Person.
“Restricted Payment” means any dividends on, or other distribution in respect of, any Equity Interests in the Borrower, or any purchase, redemption, acquisition, or retirement of any Equity Interests in the Borrower (whether such interests are now or hereafter issued, outstanding or created), or any reduction or retirement of the Equity Interest of the Borrower, except, in each case, distributions, dividends or any other of the above actions payable solely in shares of capital stock of (or other ownership or profit interests in) the Borrower, or warrants, options or other rights for the purchase or acquisition from the Borrower of shares of capital stock of (or other ownership or profit interests in) the Borrower.
“Restricted Person” means each of the Borrower, ETP LLC, ETP/SXL GP, and each Restricted Subsidiary.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than the Unrestricted Persons.

“S&P” means Standard & Poor’s Ratings Services (a division of McGraw Hill, Inc.) or its successor.
“Sale and Lease-Back Transaction” means, with respect to any Person (a “Transferor”), any arrangement (other than between the Borrower and a Wholly Owned Subsidiary of the Borrower that is a Restricted Person or between Wholly Owned Subsidiaries of the Borrower that are each Restricted Persons) whereby (a) property (the “Subject Property”) has been or is to be Disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.
“Sanctions” means economic sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.
“Scheduled Maturity Date” means (a) the date that is the fifth annual anniversary of the Closing Date and (b) if maturity of any Loan, Commitment or LC Commitment is extended pursuant to Section 2.19, such Extended Maturity Date as determined pursuant to such Section 2.19 (provided that such Extended Maturity Date shall only apply to the Loans, Commitments and LC Commitments so extended); provided, however, that, in each case, if such date is not a Business Day, the Scheduled Maturity Date shall be the immediately preceding Business Day.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Term Loan Administrative Agent, the Term Loan Lenders, the holders of the Lender Hedging Obligations, the Indenture Trustee and the holders of the Senior Notes and any other party for whose benefit the Collateral Agent is granted a Lien and security interest in Collateral pursuant to the terms of the Collateral Documents.
“Senior Note Obligations” means the “Note Obligations” of the Borrower, as issuer of the Senior Notes, under the Indenture.
“Senior Note Refinancing Indebtedness” has the meaning assigned such term in Section 7.01(i).
“Senior Notes” means (a) any senior notes issued by the Borrower under the Indenture, including the Borrower’s 7.500% senior notes due 2020, and 5.875% senior notes due 2024 and (b) any senior notes evidencing Senior Note Refinancing Indebtedness and issued in connection with the Senior Notes.
“Solvency Certificate” means the solvency certificate in substantially the form of Exhibit J.
“Specified Acquisition” means any acquisition or exchange of assets, entities, Equity Interests or operating lines of business for a purchase price of not less than $25,000,000.
“Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition by the Borrower or its subsidiaries (whether or not from an MLP) and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, and (b) the first Quarterly Testing Date on which the Borrower delivers to the Administrative Agent a certificate reflecting a Leverage Ratio as of such date of less than or equal to 6.0 to 1.0; provided, in the event the Leverage Ratio exceeds 6.0 to 1.0 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition Period with respect thereto on such last day of such Fiscal Quarter; provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 6.0 to 1.0. Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.

“Specified Debt” means the Senior Note Obligations under the Borrower’s 7.500% senior notes due 2020 and any refinancing debt in respect thereof.
“Specified Disposition” means a Disposition of assets or entities or operating lines or divisions for a purchase price of not less than $25,000,000.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
“Subsidiary” means, except as used in connection with Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc., or unless otherwise specified, any subsidiary of the Borrower, excluding each Unrestricted Person.
“SUG Holdco” means ETE Sigma Holdco, LLC, a Delaware limited liability company.
“SUG Holdco Merger” means the merger of SUG Holdco with and into ETP LLC with ETP LLC surviving.
“SUN Credit Agreements” means each of (a) the Credit Agreement dated as of September 25, 2014, by and among Sunoco LP, as borrower, Bank of America, N.A., as administrative agent and the other agents and the lenders from time to time party thereto and (b) the Senior Secured Term Loan Agreement, dated as of March 31, 2016, by and among Sunoco LP, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the other agents and the lenders from time to time party thereto, in each case, as amended, modified, waived, restated, replaced, refinanced or otherwise supplemented on or prior to the date hereof.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap.
“SXL” means Sunoco Logistics Partners L.P., a Delaware limited partnership, or any successor thereto.
“SXL Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 20, 2015, by and among Sunoco Logistics Partners Operations L.P., as borrower, SXL, as guarantor, Citibank,

N.A., as administrative agent, and the other agents and lenders from time to time party thereto, as amended, modified, waived, restated, replaced, refinanced or otherwise supplemented on or prior to the date hereof.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Administrative Agent” means the administrative agent under the Term Loan Credit Agreement.
“Term Loan Credit Agreement” means that certain Senior Secured Term Loan Agreement dated as of February 2, 2017 among the Borrower, the Term Loan Administrative Agent, and the other lenders party thereto, as amended, modified, restated, increased or replaced from time to time.
“Term Loan Document” means each “Loan Document” under the Term Loan Credit Agreement or any functionally equivalent term as defined therein.
“Term Loan Lenders” means the lenders party to the Term Loan Credit Agreement from time to time.
“Term Loan Obligations” means the “Obligations” under the Term Loan Credit Agreement or any functionally equivalent term as defined therein.
“Term Loan Refinancing Agreement” has the meaning given to such term or any functionally equivalent term under the Term Loan Credit Agreement.
“Term Loan Refinancing Indebtedness” has the meaning given to such term or any functionally equivalent term under the Term Loan Credit Agreement.
“Term Loans” means the loans made by the Term Loan Lenders to the Borrower pursuant to the Term Loan Credit Agreement.
“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the PBGC pursuant to a waiver by the PBGC under Section 4043(a) of ERISA, (b) the withdrawal of any ERISA Affiliate from an ERISA Plan (i) during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or (ii) pursuant to Sections 4201 or 4203 of ERISA, (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan, (e) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any ERISA Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any ERISA Plan, or (f) the receipt by any ERISA Affiliate of a determination that an ERISA Plan is, or is expected to be, “at-risk” (within the meaning of Section 303 of ERISA), in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), or “insolvent” or in “reorganization” within the meaning of Title IV of ERISA.
“Threshold Amount” means, in respect of Section 8.01(g), an amount equal to the greater of (a) $25,000,000 and (b) the amount specified for cross-default and/or cross acceleration in the Indenture or any indenture or agreement evidencing the Senior Notes or any Senior Note Refinancing Indebtedness.
“Transaction Costs” means all fees and expenses to be paid in connection with the Transactions.

“Transactions” means, collectively, the transactions contemplated by the Loan Documents (whether or not occurring on or prior to the Closing Date), including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (b) the Refinancing; (c) the ETP Merger; (d) the SUG Holdco Merger; and (e) the payment of the Transaction Costs.
“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.
“Trunkline” means Lake Charles LNG Company, LLC, a Delaware limited liability company, or any successor thereto.
“Trunkline Conversion Project” means the development of crude oil pipeline capacity at Trunkline (or any existing or future subsidiary thereof) by abandoning the current use of its pipeline assets for the transportation of natural gas pursuant to Trunkline’s application before the FERC which was filed on July 26, 2011 and converting such pipeline assets to crude oil transportation assets.
“Type” means, with respect to a Loan, its character as an ABR Loan or a Eurodollar Loan.
“U.S. Tax Compliance Certificate” has the meaning assigned to that term in Section 3.01(e)(ii)(C).
“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Persons” means (a) each MLP, (b) prior to the SUG Holdco Merger, SUG Holdco, (c) Energy Transfer LNG Holdings, LLC, (d) Energy Transfer LNG Export, LLC, (e) Energy Transfer Crude Oil Company, LLC; (f) Trunkline, (g) SXL, (h) Sunoco LP, (i) ET Crude Oil Terminals, LLC, (j) ETC Illinois LLC, (k) each subsidiary of each of the foregoing, (l) any other entity or entities created or acquired to undertake the construction, financing or operation of the Lake Charles Liquefaction Facility, the Lake Charles Regasification Facility or the Trunkline Conversion Project and (m) unless subsequently designated as a Restricted Subsidiary pursuant to Section 6.11, any Subsidiary of the Borrower that is designated as an Unrestricted Person pursuant to Section 6.11; provided that in no event shall ETP LLC or ETP/SXL GP be an Unrestricted Person.
“Wholly Owned Subsidiary” means, with respect to a Person, any subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such subsidiary that is a partnership, in each case such general partner interests not to exceed two percent (2%) of the aggregate ownership interests of any such partnership and directors’ qualifying shares if applicable.
“Withholding Agent” means the Borrower, any Guarantor and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In

Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to “Articles,” “Sections,” “Exhibits” and “Schedules” shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.
(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Notwithstanding anything in this Agreement to the contrary, any change in GAAP that would require operating leases to be treated similarly to Capital Leases shall not be given effect in the definition of Indebtedness or any related definitions or in the computation of any financial ratio or requirement hereunder.
1.04    Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06    Letter of Credit Amounts.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01    Loans. Subject to the terms and conditions hereof, each Lender agrees to make Loans to the Borrower upon the Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.03, 3.04 and 3.06, all Lenders are requested to make Loans of the same Type in accordance with their respective Applicable Percentages and as part of the same Borrowing, and (b) after giving effect to such Loans, the Facility Usage does not exceed the Aggregate Commitments, and the Loans of any Lender plus such Lender’s Applicable Percentage of all LC Obligations does not exceed such Lender’s Commitment. The aggregate amount of all Loans that are ABR Loans in any Borrowing must be equal to $1,000,000 or any higher integral multiple of $500,000. The aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $3,000,000 or any higher integral multiple of $1,000,000. The Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time. All Loans shall be due and payable in full on the Maturity Date applicable to such Loan, subject to prepayments required herein. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, and reborrow Loans under this Section 2.01.
2.02    [Reserved]
2.03    Requests for New Loans. The Borrower must give to the Administrative Agent a written Loan Notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Loans to be funded by the Lenders. Each such notice constitutes a Loan Notice hereunder and must:
(a)specify (i) the aggregate amount of any such Borrowing of ABR Loans and the date on which such ABR Loans are to be advanced or (ii) the aggregate amount of any such Borrowing of Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and
(b)be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such ABR Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Upon receipt of the Loan Notice requesting Loans, the Administrative Agent shall give each Lender prompt notice of the terms thereof. In the case of Loans, if all conditions precedent to such new Loans set forth in Section 4.02 (and, if such Borrowing is the initial credit extension, Section 4.01) have been met, each Lender will by 1:00 p.m. New York time on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to the Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower.
2.04    Continuations and Conversions of Existing Loans. The Borrower may make the following elections with respect to Loans already outstanding: to Convert, in whole or in part, ABR Loans to Eurodollar Loans; to Convert, in whole or in part, Eurodollar Loans to ABR Loans on the last day of the Interest Period applicable thereto; and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Loans made pursuant to one Borrowing into separate new Borrowings, provided, that (i) the Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time and (ii) any Borrowing shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice must:
(a)specify the existing Loans which are to be Continued or Converted;
(b)specify (i) the aggregate amount of any Borrowing of ABR Loans into which such existing Loans are to be Converted and the date on which such Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and
(c)be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Conversion to ABR Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.
Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice, the Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Loan Notice shall be irrevocable and binding on the Borrower. During the continuance of any Event of Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of an Event of Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Eurodollar Loans at least three Business Days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into ABR Loans at the end of such Interest Period. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this Section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.
2.05    Use of Proceeds. The Borrower shall use the proceeds of all Loans to (a) fund and pay for the Transactions and (b) for working capital, capital expenditures and other lawful partnership purposes, including Restricted Payments and payment of the purchase price and related expenses of permitted acquisitions and, at the option of the Borrower, for the payment of the fees and expenses incurred in connection with this Agreement and other transactions incidental thereto.
2.06    Prepayments of Loans.
(a)Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent at any time or from time to time, voluntarily prepay Loans in whole or in part without premium or penalty (other than Eurodollar Loan breakage costs, if any, pursuant to Section 3.05) if (i) such notice is received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to any date of prepayment; and (ii) any partial prepayment is in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice must specify the date and amount of such prepayment and the Loans to be prepaid. The Administrative Agent shall promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. Any prepayment of a Loan must be accompanied by all accrued interest thereon. No Lender may reject any voluntary prepayment pursuant to this Section 2.06.
(b)Mandatory Prepayment upon Facility Usage Exceeding Aggregate Commitments. If the sum of the Facility Usage exceeds the Aggregate Commitments, the Borrower shall, within one Business Day after the occurrence of that event, first, repay or prepay the Loans, and second, replace or Cash Collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.11, in an amount sufficient to eliminate the excess.
(c)Application of Prepayments. Any prepayment of a Loan pursuant to this Section 2.06 shall be applied pro rata to reduce the principal on the Loan (but without reduction of the Commitments) and shall be applied first to ABR Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.
2.07    Letters of Credit.. Subject to the terms and conditions hereof, from the Closing Date until the date 30 days prior to the latest Scheduled Maturity Date then applicable to the relevant LC Issuer’s LC Commitment, the Borrower may request the LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit for the account of the Borrower or any or its Restricted Subsidiaries, provided that:
(a)after taking such Letter of Credit into account (i) the aggregate amount of all outstanding LC Obligations does not exceed $150,000,000, (ii) the aggregate amount of all outstanding LC Obligations owing to any individual LC Issuer does not exceed the LC Commitment of such LC Issuer and (iii) the Facility Usage does not exceed the Aggregate Commitments at such time;
(b)the expiration date of such Letter of Credit is prior to the earlier of (i) 365 days after the issuance thereof, provided that such Letter of Credit may provide for automatic extensions of such expiration date (such Letter of Credit, an “Auto-Extension Letter of Credit”) for additional periods of 365 days thereafter, and (ii) five Business Days prior to the Scheduled Maturity Date;
(c)the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost that is not reimbursable under ARTICLE III;
(d)such Letter of Credit is in form and upon terms as shall be acceptable to LC Issuer in its sole and absolute discretion;
(e)the LC Issuer has received a Letter of Credit request at least three Business Days (or such shorter period as may be agreed by the LC Issuer) prior to the proposed date of issuance of such Letter of Credit; and
(f)the conditions in Section 4.02 have been satisfied.
The LC Issuer will honor any such request if the foregoing conditions (a) through (f) (the “LC Conditions”) have been met as of the date of issuance, amendment, or extension of such Letter of Credit.
2.08    Requesting Letters of Credit. The Borrower must make a written request for any Letter of Credit at least three Business Days (or such shorter period as may be agreed upon by the LC Issuer) before the date on which the Borrower desires the LC Issuer to issue such Letter of Credit. By making any such written request, unless otherwise expressly stated therein, the Borrower shall be deemed to have represented and warranted that the LC Conditions will be met as of the date of issuance of such Letter of Credit. Each such written request for a Letter of Credit must be made in the form of the Letter of Credit Request. If all LC Conditions for a Letter of Credit have been met on any Business Day before 11:00 a.m., LC Issuer will issue such Letter of Credit on the same Business Day at LC Issuer’s Lending Office. If the LC Conditions are met on any Business Day on or after 11:00 a.m., LC Issuer will issue such Letter of Credit on the next succeeding Business Day at LC Issuer’s Lending Office. If any provisions of any Letter of Credit Request conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Unless otherwise directed by the LC Issuer, the Borrower shall not be required to make a specific request to the LC Issuer for any extension of an Auto-Extension Letter of Credit. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the LC Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days prior to the Scheduled Maturity Date; provided, however, that the LC Issuer shall not permit any such extension if (a) the LC Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (b) it has received notice from the Administrative Agent, any Lender or the Borrower (which may be by telephone or in writing) on or before the day that is five Business Days before the last day in which notice of non-extension for such Letter of Credit may be given that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the LC Issuer not to permit such extension.
2.09    Reimbursement and Participations.
(a)Reimbursement. Each Matured LC Obligation shall constitute a loan by the LC Issuer to the Borrower. The Borrower promises to pay to the LC Issuer, or to the LC Issuer’s order, on demand, the full amount of each Matured LC Obligation together with interest thereon (i) at the Alternate Base Rate plus the Applicable Rate for ABR Loans to and including the second Business Day after the Matured LC Obligation is incurred, subject to Section 2.09(b), and (ii) at the Default Rate applicable to ABR Loans on each day thereafter.

(b)Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then the Borrower shall be deemed to have requested the Lenders to make Loans to the Borrower in the amount of such draft or demand, which Loans shall be made concurrently with the LC Issuer’s payment of such draft or demand and shall be immediately used by the LC Issuer to repay the amount of the resulting Matured LC Obligation. Such deemed request by the Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.01, the amount of such Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Loans shall not be considered.
(c)Participation by Lenders. The LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce the LC Issuer to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the LC Issuer, on the terms and conditions hereinafter stated and for such Lender’s own account and risk an undivided interest equal to such Lender’s Applicable Percentage of the LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by the LC Issuer thereunder. Each Lender unconditionally and irrevocably agrees with the LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which the LC Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement (including any reimbursement by means of concurrent Loans or by the application of LC Collateral), such Lender shall (in all circumstances and without set-off or counterclaim) pay to the LC Issuer on demand, in immediately available funds at the LC Issuer’s Lending Office, such Lender’s Applicable Percentage of such Matured LC Obligation (or any portion thereof that has not been reimbursed by the Borrower). Each Lender’s obligation to pay the LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Lender to the LC Issuer pursuant to this subsection is paid by such Lender to the LC Issuer within three Business Days after the date such payment is due, the LC Issuer shall, in addition to such paid amount, be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Lender to the LC Issuer pursuant to this subsection is not paid by such Lender to the LC Issuer within three Business Days after the date such payment is due, the LC Issuer shall, in addition to such amount to be paid, be entitled to recover from such Lender, on demand, interest thereon calculated from such due date at the Alternate Base Rate plus the Applicable Rate for ABR Loans.
(d)Distributions to Participants. Whenever the LC Issuer has in accordance with this Section received from any Lender payment of such Lender’s Applicable Percentage of any Matured LC Obligation, if the LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to the LC Issuer’s demand that such Lender make such payment of its Applicable Percentage), the LC Issuer will distribute to such Lender its Applicable Percentage of the amounts so received by the LC Issuer; provided, however, that if any such payment received by the LC Issuer must thereafter be returned by the LC Issuer, such Lender shall return to the LC Issuer the portion thereof that the LC Issuer has previously distributed to it.
(e)Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by the LC Issuer to the Borrower or any Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.
(f)Obligations Absolute. The Borrower’s obligation to reimburse Matured LC Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the LC Issuer under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided, that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
2.10    No Duty to Inquire.
(a)Drafts and Demands. The LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. The LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by the LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The Borrower releases the LC Issuer and each Lender from, and agrees to hold the LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this Section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by the LC Issuer or any Lender, provided only that neither the LC Issuer nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim that is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.
(b)Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased or decreased at the request of the Borrower, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased, decreased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by the LC Issuer, the LC Issuer’s correspondents, or any Lender in accordance with such extension, increase, decrease or other modification.

(c)Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, the LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall the LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by the LC Issuer to any purported transferee or transferees as determined by the LC Issuer is hereby authorized and approved, and the Borrower releases the LC Issuer and each Lender from, and agrees to hold the LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by the LC Issuer or any Lender, provided only that neither the LC Issuer nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final non-appealable judgment by a court of competent jurisdiction.
2.11.    LC Collateral.
(a)Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.02, then, unless the Administrative Agent, acting on the instruction of Majority Lenders, shall otherwise specifically elect to the contrary (which election may thereafter be retracted by the Administrative Agent, acting on the instruction of Majority Lenders, at any time), the Borrower shall be obligated to pay to the LC Issuer immediately an amount equal to the aggregate LC Obligations that are then outstanding to be held as LC Collateral. Nothing in this subsection shall, however, limit or impair any rights that the LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any Letter of Credit Request, or any rights which the LC Issuer or any Lender may have to otherwise apply any payments by the Borrower and any LC Collateral under Section 2.14.
(b)Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by the LC Issuer in such Cash Equivalents as the LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations that are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of the Borrower’s reimbursement obligations in connection therewith have been satisfied in full, the LC Issuer shall release to the Borrower any remaining LC Collateral. The Borrower hereby assigns and grants to the LC Issuer for the benefit of the Lenders a continuing security interest in all LC Collateral paid by it to the LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents. The Borrower further agrees that the LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.
(c)Payment of LC Collateral. If the Borrower is required to provide LC Collateral for any reason but fails to do so as required, the LC Issuer or the Administrative Agent may, without prior notice to the Borrower or any other Restricted Person, provide such LC Collateral (whether by transfers from other accounts maintained with the LC Issuer, or otherwise) using any available funds of the Borrower or any other Person also liable to make such payments, and the LC Issuer or the Administrative Agent will give notice thereof to the Borrower promptly after such application or transfer. Any such amounts that are required to be provided as LC Collateral and that are not provided on the date required shall be considered past due Obligations owing hereunder.

2.12    Interest Rates and Fees.
(a)Interest Rates. Unless the Default Rate shall apply, (i) each ABR Loan shall bear interest on each day outstanding at the Alternate Base Rate plus the Applicable Rate for ABR Loans in effect on such day, and (ii) each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Adjusted LIBO Rate plus the Applicable Rate for Eurodollar Loans in effect on such day, with accrued unpaid interest being due and payable on each Interest Payment Date, upon prepayment or repayment on the principal amount so prepaid or repaid, and, on past due amounts, on demand. The interest rate shall change whenever the applicable Alternate Base Rate, the Applicable Rate for ABR Loans, the Adjusted LIBO Rate, or the Applicable Rate for Eurodollar Loans changes. In no event shall the interest rate on any Loan exceed the Maximum Rate.
(b)Commitment Fees. In consideration of each Lender’s commitment to make Loans, the Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee determined on a daily basis equal to the Applicable Rate for commitment fees in effect on such day times such Lender’s Applicable Percentage of the unused portion of the Aggregate Commitments on each day during the Commitment Period, determined for each such day by deducting from the amount of the Aggregate Commitments at the end of such day the Facility Usage. This commitment fee shall be due and payable in arrears on the last Business Day of each Fiscal Quarter and at the end of the Commitment Period.
(c)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent, for the account of all Lenders in accordance with their respective Applicable Percentages, a letter of credit fee at an annual rate equal to the Applicable Rate for Eurodollar Loans in effect each day times the face amount of such Letter of Credit (“LC Participation Fee”). The LC Participation Fee will be payable in arrears on the last Business Day of each Fiscal Quarter. In addition, the Borrower will pay to the LC Issuer an administrative issuance fee equal to 0.125% per annum of the face amount of each Letter of Credit and such other fees and charges customarily charged by the LC Issuer in respect of any issuance, amendment or negotiation of any Letter of Credit in accordance with the LC Issuer’s published schedule of such charges effective as of the date of such amendment or negotiation; such fees will be payable in arrears on the last Business Day of each Fiscal Quarter.
(d)Administrative Agent’s Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Borrower shall pay fees to the Administrative Agent as agreed in writing between the Administrative Agent and the Borrower.
(e)Calculations and Determinations. All calculations of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last day) and a year of 360 days. All calculations under the Loan Documents of interest chargeable with respect to ABR Loans shall be made on the basis of actual days elapsed (including the first day but excluding the last day) and a year of 365 or 366 days, as appropriate.
(f)Past Due Obligations. The Borrower hereby promises to pay to each Lender interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) that the Borrower has in this Agreement promised to pay to such Lender and that are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
2.13    Evidence of Debt.
(a)Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. Subject to Section 10.06(c), the accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note (in the form of Exhibit G), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)Letters of Credit. In addition to the accounts and records referred to in Section 2.13(a), each Lender and the Administrative Agent shall maintain, in accordance with its usual practice, accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.14    Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made with respect to Loans, to the Administrative Agent, for the account of the respective Lenders to which such payment is owed. Each such payment shall be made at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. Subject to Section 2.17, the Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of each such payment with respect to Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 12:00 p.m. may, in the Administrative Agent’s sole discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Except as otherwise provided in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as applicable.
(b)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(c)Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(d)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in ARTICLE IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(e)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(f)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.15    Sharing of Payments by Lenders. Except in connection with differing payments made to Non-Extending Lenders and those Lenders that have agreed to an Extended Maturity Date, if any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(b)the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.
2.16    Reductions in Commitment. The Borrower shall have the right from time to time to permanently reduce the Aggregate Commitments, without penalty, provided that (a) notice to the Administrative Agent of such reduction is given not less than two Business Days prior to such reduction, (b) the resulting Aggregate Commitments are not less than the Facility Usage, and (c) each partial reduction shall be in an amount at least equal to $3,000,000 and in multiples of $1,000,000 in excess thereof.
2.17    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the LC Issuer pursuant to clause (b)(v) below);
(b)if LC Obligations are outstanding at the time a Lender becomes a Defaulting Lender then:
(i)if no Default has occurred and is continuing, all or any part of such outstanding LC Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the Facility Usage (excluding the Defaulting Lender’s Applicable Percentage of the Facility Usage) plus such Defaulting Lender’s Applicable Percentage of such outstanding LC Obligations does not exceed the total of all non-Defaulting Lenders’ Commitments;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected (whether by reason of the occurrence and continuance of a Default or the non-Defaulting Lenders’ Commitments being exceeded by such reallocation), Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize the Defaulting Lender’s Applicable Percentage of the LC Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.11 for so long as such LC Obligations are outstanding;
(iii)if any portion of the Defaulting Lender’s Applicable Percentage of the LC Obligations is Cash Collateralized pursuant to clause (ii) above, Borrower shall not be required to pay any LC Participation Fee with respect to the Applicable Percentage of the Defaulting Lender’s LC Obligations so long as it is Cash Collateralized;
(iv)if any portion of the Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the

LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Applicable Percentages; or
(v)if any portion of such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations is neither Cash Collateralized nor reallocated pursuant to this Section 2.17(b), then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, the LC Participation Fee payable with respect to such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations shall be payable to the LC Issuer until such portion of the Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations is Cash Collateralized and/or reallocated;
(c)so long as any Lender is a Defaulting Lender, the LC Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or Cash Collateralized in accordance with Section 2.17(b), and participations in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in accordance with their respective Applicable Percentages (and Defaulting Lenders shall not participate therein); and
(d)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.15 but excluding Section 10.13(b)) shall, subject to any applicable requirements of Law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the LC Issuer hereunder, (iii) third, to the funding of any Loan or the funding or Cash Collateralization of any participation in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, pro rata, to the payment of any amounts owing to the LC Issuer or the other Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any such Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations under Section 2.09(a) in respect of an LC Credit Extension which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations under Section 2.09(a) owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations under Section 2.09(a) owed to, any Defaulting Lender.
In the event that the Administrative Agent, Borrower, the LC Issuer, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Applicable Percentages of the outstanding LC Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage. The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that Borrower, the Administrative Agent, the LC Issuer and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.17 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

2.18    Increase of Commitments.
(a)The Borrower shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Aggregate Commitments by adding, subject to the prior written consent of the Administrative Agent and each LC Issuer (each such consent not to be unreasonably withheld), to this Agreement one or more financial institutions as Lenders (collectively, the “New Lenders”) or by allowing one or more Lenders to increase their respective Commitments, subject to the satisfaction of the following conditions:
(i)prior to and after giving effect to the increase, no Default or Event of Default shall have occurred hereunder and be continuing;
(ii)no such increase shall cause the aggregate increases in Commitments pursuant to this Section 2.18 to exceed $500,000,000;
(iii)no Lender’s Commitment shall be increased without such Lender’s consent;
(iv)no more than three requests may be made for increases in Commitments pursuant to this Section 2.18; and
(v)such increase shall be evidenced by an Incremental Commitment Agreement and executed by the Borrower, the Administrative Agent, New Lenders, if any, and Lenders increasing their Commitments, if any, and which shall indicate the amount and allocation of such increase in the Aggregate Commitments and the effective date of such increase (the “Increase Effective Date”).
Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable Incremental Commitment Agreement shall be a “Lender” for all purposes under this Agreement on the applicable Increase Effective Date. The Borrower shall borrow and prepay Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Loans of each Lender ratable with such Lender’s revised Applicable Percentage after giving effect to any nonratable increase in the Aggregate Commitments under this Section.
(b)As a condition precedent to each increase pursuant to subsection (a) above, the Borrower shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance satisfactory to the Administrative Agent:
(i)a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower certifying that each of the conditions to such increase set forth in this Section shall have occurred and been complied with and that, before and after giving effect to such increase, no Default or Event of Default exists;
(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement and any Guarantors’ Consent to such increase agreement, and such documents and certifications as the Administrative Agent may require to evidence that the Borrower and each Guarantor is validly existing and in good standing in its jurisdiction of organization; and
(iii)a favorable opinion of independent legal counsel reasonably acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent,

relating to such increase agreement and any Guarantors’ Consent to such increase agreement, addressed to the Administrative Agent and each Lender.
2.19    Extension of Maturity Date.
(a)The Borrower may from time to time (but no more than twice over the life of this Agreement), pursuant to the provisions of this Section 2.19, with the approval of the Majority Lenders, extend the Scheduled Maturity Date applicable to the Commitments of consenting Lenders and LC Commitments of consenting LC Issuers for up to two (2) years in the aggregate for all such extensions (each such extension, an “Extension”) pursuant to an Extension Notice. In connection with each Extension, the Borrower will provide written notification (each an “Extension Notice”) to the Administrative Agent (for distribution to the Lenders and LC Issuers), no later than 30 days (or such shorter period as Administrative Agent may agree) prior to the Scheduled Maturity Date, of the requested new maturity date for the Commitments and LC Commitments (each an “Extended Maturity Date”) and the due date for Lender and LC Issuer responses. The Commitment of any Lender or LC Issuer shall not be extended without the consent of such Lender or LC Issuer.
(b)Each Extension shall be subject to the satisfaction of the conditions set forth in Section 4.02.
(c)In the event an Extension Notice is given to the Administrative Agent as provided in Section 2.19(a) and the Administrative Agent notifies a Lender or an LC Issuer of the contents thereof, such Lender or LC Issuer shall, on or before the day that is 10 days following the date of Administrative Agent’s receipt of said Extension Notice, advise the Administrative Agent in writing whether or not such Lender or LC Issuer consents to the Extension requested thereby. Any Lender or LC Issuer that does not respond to an Extension Notice (referred to herein, collectively, with a Non-Consenting Lender or LC Issuer, as a “Non-Extending Lender”) by the applicable due date shall be deemed to have rejected such Extension. If the Majority Lenders so consent (the “Extending Lenders”) to such Extension, which consent may be withheld in their sole and absolute discretion, and any and all Non-Extending Lenders are replaced pursuant to paragraph (d) or (e) of this Section 2.19 or repaid pursuant to paragraph (f) of this Section 2.19, then the Scheduled Maturity Date, and the Commitments and LC Commitments of the Extending Lenders and the Nominees (as defined below) shall be automatically extended for up to two (2) years from the then effective Scheduled Maturity Date (such then effective Scheduled Maturity Date being the “Existing Maturity Date”); provided that, to the extent the aggregate amount of the LC Commitments extended pursuant to this Section 2.19 would exceed the aggregate amount of the Commitments extended pursuant to this Section 2.19 then the aggregate LC Commitments of all of the extending LC Issuers shall be automatically reduced (with respect to such extended periods) on a pro rata basis by an amount equal to such excess. The Administrative Agent shall promptly notify the Borrower and all of the Lenders and LC Issuers of each written notice of consent given pursuant to this Section 2.19(c).
(d)In the event the Extending Lenders hold less than 100% of the sum of the aggregate Facility Usage and unused Commitments, the Extending Lenders, or any of them, shall have the right (but not the obligation) to assume all or any portion of the Non-Extending Lenders’ Commitments and/or LC Commitments by giving written notice to the Borrower and the Administrative Agent of their election to do so on or before the day that is 20 days following the date of Administrative Agent’s receipt of the Extension Notice, which notice shall be irrevocable and shall constitute an undertaking to (i) assume, as of 5:00 p.m., New York City time, on the Existing Maturity Date, all or such portion of the Commitments or LC Commitments of the Non-Extending Lenders, as the case may be, as may be specified in such written notice, and (ii) purchase (without recourse) from the Non-Extending Lenders, at 5:00 p.m., New York City time, on the Existing Maturity Date, the Facility Usage outstanding on the Existing Maturity Date that correspond to the portion of the Commitments and LC Commitments to be so purchased at a price equal to the aggregate outstanding principal amount of the Obligations payable by the Borrower to such Non-Extending Lender plus any accrued but unpaid interest on such Obligations and accrued but unpaid fees or other amounts owing by the Borrower in respect of such Non-Extending Lender's Loans, Commitments and LC Commitments hereunder. Such Commitments, LC Commitments and Facility Usage, or portion thereof, to be assumed and purchased by Extending Lenders shall be allocated by the Administrative Agent among those Extending Lenders who have so elected to assume the same, such allocation to be on a pro rata basis in accordance with the respective Commitments and LC Commitments of such Consenting Lenders as of the Existing Maturity Date (provided, however, in no event shall a Extending Lender be required to assume and purchase an amount or portion of the Commitments or LC Commitments of the Non-Extending Lenders in excess of the amount which such Extending Lender agreed to assume and purchase pursuant to the immediately preceding sentence) or on such other basis as such Extending Lender shall agree. The Administrative Agent shall promptly notify the Borrower and the other Extending Lenders in the event it receives any notice from a Extending Lender pursuant to this Section 2.19(d).
(e)In the event that the Extending Lenders shall not elect as provided in Section 2.19(d) to assume and purchase all of the Non-Extending Lenders’ Commitments, LC Commitments and Facility Usages, the Borrower may designate, by written notice to the Administrative Agent and the Extending Lenders given on or before the day that is 30 days following the date of Administrative Agent’s receipt of the Extension Notice, one or more assignees not party to this Agreement acceptable to the Administrative Agent and the LC Issuer (individually, a “Nominee” and collectively, the “Nominees”) to assume all or any portion of the Non-Extending Lenders’ Commitments and LC Commitments not to be assumed by the Extending Lenders and to purchase (without recourse) from the Non-Extending Lenders all Obligations and Lender Hedging Obligations outstanding at 5:00 p.m., New York City time, on the Existing Maturity Date that corresponds to the portion of the Commitments and LC Commitments so to be assumed at the price specified in Section 2.19(d). Each assumption and purchase under this Section 2.19(e) shall be effective as of 5:00 p.m., New York City time, on the Existing Maturity Date when each of the following conditions has been satisfied in a manner satisfactory to the Administrative Agent:
(i)each Nominee and the Non-Extending Lenders have executed an Assignment and Assumption pursuant to which such Nominee shall (A) assume in writing its share of the obligations of the Non-Extending Lenders hereunder, including its share of the Commitments and LC Commitments of the Non-Extending Lenders and (B) agree to be bound as a Lender by the terms of this Agreement;
(ii)each Nominee shall have completed and delivered to the Administrative Agent an Administrative Questionnaire; and
(iii)such assignment and purchase shall otherwise comply with Section 10.06.
(f)If all of the Commitments and LC Commitments of the Non-Extending Lenders are not replaced on or before the Existing Maturity Date applicable to such Non-Extending Lenders, then, at the Borrower’s option, either (i) all Commitments and LC Commitments shall terminate on the Existing Maturity Date and the Borrower shall fully repay on the Existing Maturity Date the Loans and LC Obligations (including, without limitation, all accrued and unpaid interest); or (ii) the Borrower shall give prompt notice of termination on the Existing Maturity Date applicable to such Non-Extending Lenders of the Commitments and LC Commitments of each Non-Extending Lender not so replaced to the Administrative Agent, and shall fully repay on the Existing Maturity Date applicable to such Non-Extending Lenders the outstanding principal amount of all Loans and other Obligations (including, without limitation, all accrued and unpaid interest, fees and other amounts), if any, of such Non-Extending Lenders, which shall reduce the aggregate Commitments and LC Commitments accordingly (to the extent not assumed), and the Existing Maturity Date shall be extended in accordance with this Section 2.19 for the remaining Commitments and LC Commitments of the Extending Lenders; provided, however, that the Majority Lenders have consented to such extension pursuant to Section 2.19(c). Following the Existing Maturity Date applicable to such Non-Extending Lenders, the Non-Extending Lenders shall have no further obligations under this Agreement, including, without limitation, that such Non-Extending Lenders shall have no obligation to purchase participations in Letters of Credit.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document shall be made free and clear of, and without reduction or withholding for, any Taxes, provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes (including any Indemnified Taxes) from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower or the applicable Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Indemnification by the Borrower. The Borrower and each Guarantor shall jointly and severally indemnify the Administrative Agent, each Lender and the LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the LC Issuer, shall be conclusive, absent manifest error.
(d)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of United States withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation set forth in Section 3.01(e)(i), (ii) and (iv) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
Without limiting the generality of the foregoing,
(i)any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(A)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)duly completed executed originals of Internal Revenue Service Form W-8ECI;
(C)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E;
(D)to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-1, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 on behalf of each such direct and indirect partner; or
(E)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made;
(iii)the Administrative Agent shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the date hereof (and from time to time thereafter upon the reasonable request of the Borrower),
(A)with respect to any amounts payable to the Administrative Agent for its own account, an executed original of any form prescribed by applicable law as a basis for claiming exemption from or a reduction of United States federal withholding tax, duly complete, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(B)with respect to any amounts payable to the Administrative Agent for the account of others, an executed original of Internal Revenue Service Form W-8IMY certifying in Part I that the Administrative Agent is a U.S. branch of a foreign bank and certifying in Part VI, Line 17(b), that the Administrative Agent agrees to be treated as a U.S. Person with respect to any such payments made to it under any Loan Documents; and
(iv)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 3.01(e). If any form or certification previously delivered pursuant to this Section 3.01(e) expires or becomes obsolete in any respect with respect to a Lender, such Lender shall promptly update the form or certification if it is legally eligible to do so, or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this Section 3.01(e) that such Lender is not legally able to deliver.
(f)Treatment of Certain Refunds. If the Administrative Agent, any Lender or the LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the LC Issuer in the event the Administrative Agent, such Lender or the LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
(g)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower or any Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower or any Guarantor to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any other Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered by the Administrative Agent shall be conclusive, absent manifest error.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate , or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to Convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or Conversion, the Borrower shall also pay accrued interest on the amount so prepaid or Converted.
3.03    Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a Conversion to or Continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.
3.04    Increased Costs; Reserves on Eurodollar Loans.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the LC Issuer;

(ii)subject any Lender, the Administrative Agent or the LC Issuer to any Tax with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender, the Administrative Agent or the LC Issuer in respect thereof (except for Indemnified Taxes, Taxes described in clauses (c) through (e) of the definition of Excluded Taxes, and Connection Income Taxes); or
(iii)impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or in the case of clause (ii), making any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the LC Issuer or the Administrative Agent hereunder (whether of principal, interest or any other amount), then, upon request of such Lender, the LC Issuer or the Administrative Agent, the Borrower will pay to such Lender, the LC Issuer or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender, the LC Issuer or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements and Liquidity. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or liquidity or on the capital or liquidity of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company, if any, could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company, if any, with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company, if any, for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in Sections 3.04(a) and 3.04(b) and delivered to the Borrower shall be conclusive, absent manifest error. The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any Continuation, Conversion, payment or prepayment of any Loan other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than an ABR Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (x) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (y) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)Replacement of Lenders. The Borrower may replace any Lender to the extent contemplated by, and in accordance with, Section 10.13.
3.07    Survival. All of the Borrower’s obligations under this ARTICLE III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Effectiveness. This Agreement shall become effective when the following conditions precedent have been satisfied or waived in accordance with Section 10.01:

(a)The Administrative Agent shall have received all of the following, each in form and substance reasonably satisfactory to the Administrative Agent:
(i)counterparts of (A) this Agreement executed by the Borrower, the Administrative Agent and the Lenders listed on the signature pages to this Agreement, and (B) the Collateral Agency Joinder Agreement executed by the Borrower and the Administrative Agent;
(ii)a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date;
(iii)the Pledge Agreement Amendment executed by the parties thereto and all UCC financing statements and other documents or instruments necessary or advisable to perfect the security interests created by the Pledge Agreement;
(iv)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Restricted Person as the Administrative Agent may reasonably require, in form and substance reasonably satisfactory to the Administrative Agent, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Restricted Person is a party;
(v)such documents and certifications as the Administrative Agent may reasonably require to evidence that each Restricted Person is duly organized or formed, and that each Restricted Person is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(vi)a favorable opinion of each of (A) Latham & Watkins LLP, counsel to the Restricted Persons and (B) the General Counsel or Associate General Counsel of ETP, LLC, in each case in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent and each Lender; and the Borrower hereby requests such counsel to deliver such opinion;
(vii)a certificate signed by a Responsible Officer of the Borrower certifying that the conditions set forth in Section 4.01(b), (c) and (d) shall be true and correct;
(viii)the Solvency Certificate executed by the Chief Financial Officer of the Borrower;
(ix)the Initial Financial Statements;
(x)customary payoff letters and withdrawal letters in respect of the Collateral Agency Agreement in connection with the repayment of indebtedness as described in the definition of Refinancing herein; and
(xi)a Loan Notice in accordance with Section 2.03.
(b)After giving effect to this Agreement, the Transactions to occur on the Closing Date and the other transactions contemplated hereby, the Borrower shall not have any Indebtedness for borrowed money or preferred Equity Interests other than (i) the Obligations, (ii) the Senior Note Obligations, (iii) the obligations pursuant to the Term Loan Credit Agreement, (iv) Indebtedness incurred under agreements and instruments set forth on the most recent applicable periodic filing made by the Borrower with the Securities and Exchange Commission and (v) Indebtedness permitted under Section 7.01.

(c)As of the Closing Date, each of the representations and warranties made by any Restricted Person in or pursuant to the Loan Documents shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects), as if made on and as of such date, except for any representations and warranties made as of a specified date, which shall be true and correct in all material respects (or in all respects, as applicable) as of such specified date.
(d)At the time of and immediately after giving effect to the Closing Date, no Default or Event of Default shall have occurred and be continuing.
(e)Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two (2) days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
(f)The Lenders shall have received at least three (3) Business Days prior to the Closing Date, to the extent requested at least five (5) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section, each Lender that has executed and delivered this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.
4.02    Conditions to All Subsequent Credit Extensions. Other than in respect of the conversion or continuation of a Loan, no Lender has any obligation to make any Loan, and the LC Issuer has no obligation to issue, amend, renew or extend any Letter of Credit, in each case, after the Closing Date, unless the following conditions precedent have been satisfied:
(a)The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (but with respect to any amendment, renewal or extension, only in the event that the face amount of such Letter of Credit is actually increased), except that (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, and (ii) the representations and warranties contained in Section 5.06(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.02;
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; and
(c)With respect to the making of any Loan, the Borrower has delivered to the Administrative Agent a Loan Notice in accordance with Section 2.03.

Each Borrowing (other than the conversion or continuation of a Loan) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to each Lender that:
5.01    No Default. No event has occurred and is continuing that constitutes a Default.
5.02    Organization and Good Standing. Each of the Restricted Persons and the General Partner is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each of the Restricted Persons and the General Partner is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify could not reasonably be expected to have, a Material Adverse Effect.
5.03    Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder and obtain Letters of Credit hereunder.
5.04    No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the organizational documents of the Borrower, any of its Subsidiaries or the General Partner, (iii) any agreement governing material Indebtedness for borrowed money of the Restricted Persons or (iv) any other material agreement, judgment, license, order or permit applicable to or binding upon the Borrower, any of its Restricted Subsidiaries or the General Partner, (b) result in the acceleration of any material Indebtedness owed by the Borrower, any of its Restricted Subsidiaries or the General Partner, or (c) result in or require the creation of any Lien upon any assets or properties of the Borrower, any of its Restricted Subsidiaries or the General Partner other than pursuant to the Loan Documents. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents. Neither the Borrower, nor any of its Restricted Subsidiaries nor the General Partner is in breach of or in default under any instrument, license or other agreement applicable to or binding upon it, which breach or default has had, or could reasonably be expected to have, a Material Adverse Effect.
5.05    Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person that is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.

5.06    Initial Financial Statements; No Material Adverse Effect.
(a)The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements were prepared in accordance with GAAP. The Initial Financial Statements fairly present, in all material respects, the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the periods thereof.
(b)Since December 31, 2016, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
5.07    Taxes. Each Restricted Person has (or has caused to be) timely filed all federal tax returns and all state, local and foreign tax returns and reports required to have been filed and has paid all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except (a) to the extent that any of the foregoing is not yet due or is being in good faith contested as permitted by Section 6.07 or (b) which could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
5.08    Full Disclosure. No written certificate, statement or other information concerning the Restricted Persons (other than projections and other forward looking information and information of a general economic or industry-specific nature), taken as a whole, delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading as of the date made or deemed made. With respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood that such projected financial information, as to future events, are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the Restricted Persons’ control, that actual results during the periods covered by any such projected financial information may differ significantly from the projected results and that such differences may be material and that such projected financial information is not a guarantee of financial performance.
5.09    Litigation. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of the Borrower, threatened, by or before any Tribunal against any Restricted Person or the General Partner or affecting any of its property, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against any Restricted Person or the General Partner or affecting any of its property.
5.10    ERISA. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA and the provisions of the Code relating to ERISA Plans in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (a) no failure to meet applicable “minimum funding standards” under Section 412(a) of the Code exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan’s benefit obligations does not exceed the current fair market value of such ERISA Plan’s assets available for the payment of such benefits by more than $100,000,000.

5.11    Compliance with Laws. Except as set forth in the Disclosure Schedule, each of the Borrower, its Restricted Subsidiaries and the General Partner has all permits, licenses and authorizations required in connection with the conduct of its businesses, except to the extent failure to have any such permit, license or authorization could not reasonably be expected to have, a Material Adverse Effect. Each of the Borrower, its Restricted Subsidiaries and the General Partner is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not reasonably be expected to have, a Material Adverse Effect. Each of the Borrower, its Restricted Subsidiaries and the General Partner (a) has filed and maintained all tariffs applicable to its business with each applicable agency, (b) all such tariffs are in compliance with all Laws administered or promulgated by each applicable agency and (c) has imposed charges on its customers in compliance with such tariffs, all contracts applicable to its business and all applicable Laws except, in each case, to the extent such failure to file or impose could not reasonably be expected to have, a Material Adverse Effect. As used herein, “agency” includes the Federal Energy Regulatory Commission and each other United States federal, state, or local governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any Restricted Person or its properties.
5.12    Environmental Laws. Without limiting the provisions of Section 5.11 and except as disclosed in the Disclosure Schedule or as could not reasonably be expected to have, a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions could not reasonably be expected to have, a Material Adverse Effect):
(c)Neither any property of any of the Borrower, or its Restricted Subsidiaries, nor the operations conducted thereon nor any other operations of any of the Borrower or its Restricted Subsidiaries violate any order or requirement of any Governmental Authority or any Environmental Laws;
(d)Without limitation of clause (a) above, no property of any of the Borrower, or its Restricted Subsidiaries nor the operations currently conducted thereon or, to the best knowledge of the Borrower, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any Governmental Authority or to any remedial obligations under Environmental Laws;
(e)All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of the Borrower and its Restricted Subsidiaries, including without limitation past or present treatment, storage, disposal or release of a hazardous substance, hazardous waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and its Restricted Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
(f)All hazardous substances, hazardous waste, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all property of the Borrower or any of its Restricted Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;

(g)The Borrower and its Restricted Subsidiaries have taken all steps reasonably necessary to determine and have determined that no hazardous substances, hazardous waste, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any property of the Borrower or any of its Restricted Subsidiaries;
(h)To the extent applicable, all property of the Borrower and its Restricted Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the Environmental Laws or scheduled as of the date hereof to be imposed by the Environmental Laws during the term of this Agreement, and the Borrower does not have any reason to believe that such property, to the extent subject to the Environmental Laws, will not be able to maintain compliance with the Environmental Laws requirements during the term of this Agreement; and
(i)Neither the Borrower nor any of its Restricted Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance, hazardous waste or solid waste into the environment.
5.13    Borrower’s Subsidiaries. As of the Closing Date, the Borrower does not have any Subsidiary or own any Equity Interests in any other Person that constitute Collateral except those listed in the Disclosure Schedule. As of the Closing Date, the Borrower owns, directly or indirectly, the Equity Interests in each of its Subsidiaries or such other Person, which is indicated in the Disclosure Schedule.
5.14    Title to Properties; Licenses. Each Restricted Person has good and defensible title to or valid leasehold interests in all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) that are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property unless, in each case, such failure to possess or violation could not reasonably be expected to have, a Material Adverse Effect.
5.15    Government Regulation.(a) Neither the Borrower nor any other Restricted Person owing Obligations is subject to regulation under (i) the Federal Power Act, (ii) the Investment Company Act of 1940, or (iii) any other Law which regulates the incurring by such Person of Indebtedness.
(b)Neither the Borrower nor any of its Restricted Subsidiaries, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of the Borrower or any of its Restricted Subsidiaries, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary or of any subsidiary of a bank holding company of which any Lender is a subsidiary. Neither the Borrower nor any subsidiary or Affiliate of the Borrower is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/sdn/sdnlist.txt, or otherwise the target of any Sanctions, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is the target of any Sanctions, including a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from the loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.
5.16    Solvency. The certifications set forth in the Solvency Certificate are true and correct.
5.17    Margin Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of, or is inconsistent with, any of the Regulations of the Board, including Regulations T, U and X. Without limiting the foregoing, the Borrower represents and warrants that the Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying margin stock unless the Borrower and the Lenders (or the Administrative Agent with the approval of the Lenders) shall have executed an appropriate Form U-1 evidencing compliance with Regulations T, U and X.
5.18    Collateral Documents. The Collateral Documents are effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien in the Collateral described therein and proceeds thereof. In the case of the Collateral consisting of certificated securities, when certificates representing such Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Documents, when financing statements in appropriate form are filed in the appropriate offices (which as of the Closing Date are specified in the Perfection Certificate), the Collateral Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in such Collateral and, subject to Section 9‑315 of the New York UCC, the proceeds thereof, as security for the Obligations, the Term Loan Obligations, the Lender Hedging Obligations, the Other Hedging Obligations, the Senior Note Obligations and any other obligations secured by the Collateral Documents, in each case prior and superior in right to any other Person other than Permitted Liens which are permitted to attach under the terms of this Agreement.
5.19    Status as Senior Debt of the Borrower. The Loans constitute senior debt of the Borrower and, without regard to the Collateral, are pari passu with the Borrower’s other unsecured, non-subordinated Indebtedness for borrowed money.
5.20    OFAC; Sanctions; Anti-Corruption Laws.
(a)To the extent applicable, the Restricted Persons are in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and (iii) Anti-Corruption Laws. No Restricted Person, or to the knowledge of any such Person, any director, officer, employee or agent that will act in any capacity in connection with or benefit from the credit facility established hereby of a Restricted Person, is subject to any sanctions administered by OFAC or any other applicable Sanctions.
(b)No Loan or Letter of Credit, nor the proceeds from any Loan or Letter of Credit, has been or will be used, directly or indirectly, to lend, contribute or provide for, or has been or will be otherwise made available to, (i) fund any activity or business in a Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions, (ii) fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions or (iii) in any other manner that will result in a violation by the Restricted Persons of Sanctions or Anti-Corruption Laws.

ARTICLE VI
AFFIRMATIVE COVENANTS
To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, the Borrower covenants and agrees that until the full and final payment of the Obligations (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)):
6.01    Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents to which it is a party, in accordance with the terms thereof.
6.02    Books, Financial Statements and Reports. The Borrower will maintain and will cause its Restricted Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP and will furnish the following statements and reports to the Administrative Agent for distribution to each Lender at the Borrower’s expense:
(a)As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by Grant Thornton LLP, or other independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Borrower for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a), setting forth, in comparative form, figures for the preceding Fiscal Year. Such financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.
(b)As soon as available, and in any event within fifty (50) days after the end of each of the first three Fiscal Quarters of each Fiscal Year the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and the Borrower’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year‑end adjustments and the absence of footnotes; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b) for any of the first three Fiscal Quarters of a Fiscal Year, setting forth, in comparative form, figures for same period of the preceding Fiscal Year, such financial statements and information of the Borrower furnished, in each case, pursuant to this clause (b), to be certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein. Such financial statements shall set forth in comparative form the corresponding figures for the same period or date of the preceding Fiscal Year. In addition the Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) or (b) of this Section, furnish a Compliance Certificate, signed on behalf of the Borrower by the chief financial officer, principal accounting officer or treasurer of the General Partner, (i) setting forth that such financial statements of the Borrower present fairly, in all material respects, the information contained therein (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments and the absence of footnotes), (ii) stating that such financial officer has reviewed the Loan Documents, (iii) containing calculations showing compliance (or non‑compliance) at the end of such Fiscal Quarter with the requirements of Section 7.12, and (iv) stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.
(c)Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Commission and of all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (c) on the date that such information is posted at the Borrower’s or an MLP’s web site on the Internet or at such other web sites as notified to the Lenders.
(d)The Borrower will furnish to the Administrative Agent prompt written notice of any change (but in no event later than 30 days after such change, unless otherwise agreed by the Administrative Agent) in (i) any Restricted Person’s name, (ii) any Restricted Person’s identity or organizational form or jurisdiction of incorporation, or (iii) any Restricted Person’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless, promptly therewith (but in no event later than 30 days after such change, unless otherwise agreed by the Administrative Agent), it shall have provided the Administrative Agent with all filings under the UCC or otherwise that are required in order for the Administrative Agent to continue to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
(e)At the time of delivery of financial statements pursuant to Section 6.02(b), if Collateral consists of any property other than the property that was Collateral on the Closing Date, the Borrower shall deliver to the Administrative Agent a Responsible Officer’s Certificate (i) either confirming that there has been no change in such information since the Perfection Certificate was delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, and (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each applicable governmental, municipal or other appropriate office in each applicable jurisdiction to the extent necessary to protect and perfect the security interests under the Collateral Documents.
6.03    Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which the Administrative Agent or any Lender may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with Restricted Persons’ businesses and operations. Each Restricted Person will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours (which right to visit and inspect shall be limited to once during any Fiscal Year unless an Event of Default has occurred and is continuing) any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan

Documents and to discuss all such matters with its officers, employees and, upon prior notice to the Borrower, its representatives.
The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees to make all Borrower Materials that the Borrower intends to be made available to Public Lenders clearly and conspicuously designated as “PUBLIC”. By designating Borrower Materials as “PUBLIC”, the Borrower authorizes such Borrower Materials to be made available to a portion of the Platform designated “Public Investor”, which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07). Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC”. The Borrower agrees that (i) any Loan Documents and (ii) any financial statements and related documentation delivered pursuant to Section 6.02 will be deemed “public-side” Borrower Materials and may be made available to Public Lenders.
6.04    Notice of Material Events. The Borrower will notify the Administrative Agent for delivery to the LC Issuer and each Lender promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than thirty (30) days in the case of any other subsection below, after any Responsible Officer of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:
(a)the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect;
(b)the occurrence of (i) any Default or Event of Default, (ii) any “Default” or “Event of Default” as defined in the Indenture or (iii) any “Default” or “Event of Default” as defined in the Term Loan Credit Agreement;
(c)the acceleration of the maturity of any Indebtedness owed by the Borrower or any Restricted Persons or of any default by the Borrower or any Restricted Persons under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound, if such acceleration or default has had or could have a Material Adverse Effect;
(d)the occurrence of any Termination Event; and
(e)the filing of any suit or proceeding, or the assertion in writing of a claim, against any Restricted Person or with respect to any Restricted Person’s properties which could reasonably be expected to result in a Material Adverse Effect.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to herein and stating what action the Restricted Person has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.04(b) shall describe with particularity any and all provisions of this Agreement, the Indenture or the Term Loan Credit Agreement or any related documents, if applicable, that have been breached.

6.05    Maintenance of Properties. The Borrower shall, and shall cause each other Restricted Person to, maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent any Restricted Person from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Existence and Qualifications. The Borrower shall, and shall cause each other Restricted Person to, (a) maintain and preserve its existence and its rights and franchises in full force and effect and (b) qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to maintain, preserve or qualify could not reasonably be expected to have, a Material Adverse Effect, or except in a transaction otherwise permitted by Section 7.03.
6.07    Payment of Trade Liabilities, Taxes, etc. The Borrower shall, and shall cause each other Restricted Person to:
(a)timely file all tax returns required to be filed in any jurisdiction;
(b)timely pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a lien on properties or assets of the Borrower or any other Restricted Person;
(c)timely pay all amounts owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business;
(d)timely pay and discharge when due all other amounts now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and
(e)maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP.
Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as (i) the amount, applicability or validity thereof is contested by the Borrower or such Restricted Person on a timely basis in good faith and in appropriate proceedings, and the Borrower or such Restricted Person has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Restricted Person or (ii) the non-payment of all such taxes, assessments, charges and levies in the aggregate could not reasonably be expected to have a Material Adverse Effect.
6.08    Insurance. The Borrower shall, and shall cause each other Restricted Person to, at all times maintain at its own expense with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
6.09    Compliance with Law. The Borrower shall, and shall cause each other Restricted Person to, conduct its business and affairs in compliance with all Laws applicable thereto and will maintain in good standing all licenses that may be necessary or appropriate to carry on its business, in each case, except for failures so to comply that have not had, and could not reasonably be expected to have, a Material Adverse Effect.
6.10    Environmental Matters. Except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower shall, and shall cause each other Restricted Person to comply with all

Environmental Laws now or hereafter applicable to such Restricted Person as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.
6.11    Guaranties by Restricted Subsidiaries.
(a)The Borrower shall cause each Restricted Subsidiary, whether existing on the Closing Date or created, acquired or coming into existence after the Closing Date, that Guarantees any other Indebtedness of the Borrower (including the Senior Notes and the Term Loans) to execute and deliver to the Administrative Agent a Guaranty for so long as such other Indebtedness is Guaranteed.
(b)Simultaneously with its delivery of such a Guaranty, the Borrower shall cause each Restricted Subsidiary to, at the reasonable request of the Administrative Agent, provide written evidence reasonably satisfactory to the Administrative Agent that such Restricted Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any other documents which it is required to execute.
(c)The Borrower may redesignate any Unrestricted Person to be a Restricted Subsidiary, provided that the Borrower shall not make such a designation unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Persons have outstanding Indebtedness or Guarantees, other than Indebtedness permitted under Section 7.01, or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and Liens of the Restricted Persons), (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) as if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or in all respects, as applicable) as of such earlier date, and (iv) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied. In no event will any MLP or any of their respective subsidiaries be designated a Restricted Subsidiary.
(d)The Borrower may designate any Subsidiary of the Borrower to be an Unrestricted Person, provided that (i) all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation in an amount equal to the fair market value of all Restricted Persons’ Investments in such Unrestricted Person at the time of such designation and (ii) such Investment is then permitted under Section 7.06. At the time of such action, the Borrower shall provide to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent that such Investment was then permitted under Section 7.06.
6.12    Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, the Borrower shall, and shall cause each other Restricted Person to, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Borrower shall, and shall cause each other Restricted Person to, take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations and the Lender Hedging Obligations are guaranteed by the Guarantors (to the extent required by Section 6.11(a)) and secured by the Collateral, including all of the outstanding Equity Interests of any Restricted Subsidiary acquired or created after the Closing Date to the extent constituting Collateral.

6.13    Miscellaneous Business Covenants. The Borrower shall, and shall cause each other Restricted Person to, (a) maintain entity records and books of account separate from those of any other entity; (b) not commingle its funds or assets with those of any other entity; and (c) provide that the board of directors or other analogous governing body of the General Partner will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities; provided that such governing bodies may from time to time hold joint meetings for administrative purposes (e.g.: to provide information about the respective businesses and operations of the Borrower, on the one hand, and a subsidiary, on the other hand).
6.14    Restricted/Unrestricted Persons. The Borrower:
(a)will not, and will not permit any Restricted Person to Guarantee any Indebtedness of any of the Unrestricted Persons, other than Investments permitted by Section 7.06;
(b)will not permit Unrestricted Persons to own any Equity Interests of a Restricted Person other than Intercompany Equity/Debt; provided that in no event shall such ownership cause any Restricted Person to become a subsidiary of an Unrestricted Person; and
(c)will operate each Unrestricted Person in such a manner as to make it apparent to all creditors of such Unrestricted Person that such Unrestricted Person is a legal entity separate and distinct from all of the Restricted Persons and as such is solely responsible for its debts.
6.15    Common Collateral. Notwithstanding the foregoing, if any assets are granted to secure the Term Loan Obligations, the Borrower shall promptly grant to the Collateral Agent for the benefit of the Secured Parties a first priority Lien on such assets as security for the Obligations.

ARTICLE VIII.
NEGATIVE COVENANTS
To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and make the Loans, the Borrower covenants and agrees that until the full and final payment of the Obligations (other than obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities in respect of which no claim or demand for payment has been made or, in the case of indemnifications, no notice been given (or reasonably satisfactory arrangements have otherwise been made)):
7.01    Indebtedness. The Borrower shall not, and shall not permit any other Restricted Person to, in any manner owe or be liable for Indebtedness except for the following:
(a)the Obligations;
(b)Indebtedness of any Restricted Person (other than ETP/SXL GP and ETP LLC) to any other Restricted Person (other than ETP/SXL GP and ETP LLC); provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Pledge Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to the Administrative Agent, and (iii) any payment by any Restricted Person that is a Guarantor under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any such Indebtedness owed by such Guarantor to the Borrower or to any Restricted Subsidiary that is a Guarantor for whose benefit such payment is made;

(c)Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(d)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
(e)Indebtedness of (i) any Restricted Person arising by operation of law as a result of such Restricted Person being the general partner of an MLP GP and (ii) any MLP GP arising by operation of law as a result of such MLP GP being the general partner of the applicable MLP;
(f)Indebtedness in respect to future payment for non-competition covenants and similar payments under agreements governing a Permitted Acquisition by a Restricted Person;
(g)Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof incurred prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Indebtedness is not created in contemplation of such Person becoming a Subsidiary and (ii) the Borrower could incur such Indebtedness under Section 7.12 as if such Indebtedness had been incurred on the most recently ended fiscal quarter for which financial statements are then available to the Lenders;
(h)other Indebtedness of the Borrower (and, without duplication, Guarantees thereof by Restricted Subsidiaries who are Guarantors of the Obligations) or a Restricted Subsidiary in an aggregate principal amount not to exceed at any time $50,000,000;
(i)the Senior Note Obligations; provided the amount of such Indebtedness shall not exceed an aggregate principal amount of $3,400,000,000 outstanding at any one time and any refinancings, renewals or extensions of all or any part of any Senior Note Obligations (“Senior Note Refinancing Indebtedness”), provided that (i) the maturity date of such Senior Note Refinancing Indebtedness is no earlier than one year after the Scheduled Maturity Date, (ii) there are no scheduled repayments of principal of such Senior Note Refinancing Indebtedness or sinking fund payments thereon prior to the date that is one year after the Scheduled Maturity Date, (iii) the documents or instruments governing such Indebtedness do not contain any maintenance financial covenant, (iv) such Indebtedness is not secured on a basis which is senior to the Loans and other Obligations, and (v) the principal amount of such Senior Note Refinancing Indebtedness does not exceed the principal amount of Senior Note Obligations being refinanced, renewed or extended except by an amount equal to accrued and unpaid interest, prepayment premium, fees and expenses reasonably incurred in connection with such refinancing, renewal or extension;
(j)the Term Loan Obligations and any Term Loan Refinancing Indebtedness; provided that the amount of such Indebtedness shall not exceed an aggregate amount of $2,200,000,000 outstanding at any one time except by an amount equal to accrued and unpaid interest, prepayment premium, fees and expenses reasonably incurred in connection with any refinancing, renewal or extension of such Indebtedness;
(k)[reserved]; and
(l)other Indebtedness of the Borrower or any Guarantor (and Guarantees thereof by Restricted Subsidiaries) not permitted by this Section 7.01, whether or not secured, which may include additional Indebtedness under the Term Loan Credit Agreement, provided that (i) after giving pro forma effect to the incurrence of such Indebtedness, the Borrower shall be in compliance with the requirements of Section 7.12(a) and (ii) prior to and after giving effect to the incurrence of such Indebtedness, no Event of Default shall have occurred and be continuing.
7.02    Limitation on Liens. The Borrower shall not, and shall not permit any other Restricted Person to, create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called “Permitted Liens”):
(a)Liens existing on the Closing Date and listed in the Disclosure Schedule;
(b)Liens imposed by any Governmental Authority for taxes, assessments or charges (i) not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP or (ii) which could not, individually or in the aggregate be reasonably expected to have a Material Adverse Effect;
(c)pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;
(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including Liens on property of any Restricted Person in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts (i) which are not more than sixty (60) days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP or (ii) with respect to which failure to make payment could not reasonably be expected to have a Material Adverse Effect;
(e)deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)Liens on deposits of cash or securities in favor of the seller of any property intended to be acquired in an Investment permitted pursuant to Section 7.06 to be applied against the purchase price for such Investment;
(g)Liens arising pursuant to customary provisions in joint venture agreements or arrangements, limited liability company agreements and other similar agreements relating solely to obligations of the Person granting such Liens to secure obligations under such joint venture, limited liability company or other similar agreement;
(h)easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Restricted Person;
(i)rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;
(j)rights reserved to or vested by Law in any Governmental Authority to control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein under any and all Laws;
(k)rights reserved to the grantors of any properties of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(l)inchoate Liens in respect of pending litigation or with respect to a judgment that has not resulted in an Event of Default under Section 8.01;
(m)statutory Liens in respect of payables;
(n)any Lien securing Indebtedness permitted by Section 7.01(g) or other obligations of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(o)Liens securing Indebtedness permitted by Sections 7.01(e) or 7.01(h);
(p)Liens on cash margin collateral securing Hedging Contracts permitted under Section 7.10;
(q)Liens in respect of operating leases covering only the property subject thereto;
(r)Liens on Equity Interests of Unrestricted Persons (other than Liens on Equity Interests in (i) prior to the consummation of the ETP Merger, ETP and (ii) upon and after the consummation of the ETP Merger, SXL) and joint ventures securing Indebtedness or other obligations of such Unrestricted Person or joint venture;
(s)Liens securing (i) the Obligations, the Lender Hedging Obligations and the Other Hedging Obligations; (ii) the Term Loan Obligations and/or any Term Loan Refinancing Indebtedness, in each case, permitted under Section 7.01; (iii) for so long as the Senior Note Obligations or any Senior Note Refinancing Indebtedness are required pursuant to the terms of the Indenture or the documentation governing the Senior Note Refinancing Indebtedness to be equally and ratably secured with the Term Loan Obligations, the Senior Note Obligations or Senior Note Refinancing Indebtedness; and (iv) obligations for other Indebtedness incurred pursuant to Section 7.01(l);
(t)Liens, (i) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Restricted Person in the ordinary course of business, and (ii) on assets being Disposed of by any Restricted Person pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the Disposition of such assets, provided that such merger agreement, stock or asset purchase agreement or similar agreement in respect of the Disposition of such asset is permitted pursuant to the terms of this Agreement; and
(u)Liens incurred with respect to obligations that do not in the aggregate exceed $50,000,000 at any time outstanding.
Notwithstanding any of the foregoing to the contrary, other than as permitted by clause (s) above, no Liens of the kind set forth in clauses (a) through and including (u) above shall be permitted on the Equity Interests of (i) ETP/SXL GP, (ii) ETP LLC, or (iii) (y) prior to the consummation of the ETP Merger, ETP and (z) upon and after the consummation of the ETP Merger, SXL.
7.03    Limitation on Mergers. The Borrower shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself or suffer any liquidation or dissolution, except the merger, dissolution or liquidation into or consolidation or amalgamation of any Person with or into the Borrower (so long as the surviving entity is (i) the Borrower or (ii) another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia so long as (A) after giving effect to such transaction on a pro forma basis as if it had occurred on the first day of the test period most recently ended, such Person is in compliance with Section 7.12(a), (B) such Person expressly assumes all the obligations of the Borrower under the Loan Documents, pursuant to an assumption agreement reasonably acceptable to the Administrative Agent and (C) any two of S&P, Moody’s and Fitch confirms that, immediately after giving effect to such transaction, the surviving entity’s corporate rating (in the case of S&P and Fitch) and corporate family rating (in the case of Moody’s) will be equal to or higher than the Borrower’s equivalent ratings on the Closing Date, in which event such Person will succeed to, and be substituted for, the Borrower).
7.04    Limitation on Asset Sales.
(a)Except as contemplated in connection with the ETP Merger, the Borrower shall not, and shall not permit any other Restricted Person to, Dispose of any Equity Interests constituting general partner interests in (i) prior to the consummation of the ETP Merger, ETP, and (ii) upon and after the consummation of the ETP Merger, SXL.
(b)The Borrower shall not, and shall not permit any other Restricted Person to consummate an MLP Related Disposition unless the Net Cash Proceeds thereof are applied to prepay the Term Loans as contemplated, and if required, by Section 2.05(b) (or its functional equivalent) of the Term Loan Credit Agreement.
(c)The Borrower shall not, and shall not permit any other Restricted Person to, engage in any Asset Sale (not covered by Section 7.04(a) or (b)) if: (i) an Event of Default shall have occurred or be continuing or would result therefrom, or (ii) after giving effect to such Disposition and any concurrent repayment of Indebtedness, on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower would not be in compliance with Section 7.12(a).
Except in connection with either the ETP Merger or the SUG Holdco Merger and except as otherwise expressly permitted by this Section 7.04, in no event shall the Borrower or any Restricted Person Dispose of its interests in ETP/SXL GP or ETP LLC nor permit ETP LLC to Dispose of its interests in ETP/SXL GP nor permit ETP/SXL GP to Dispose of its interests in (i) prior to the consummation of the ETP Merger, ETP and (ii) upon and after the consummation of the ETP Merger, SXL.
7.05    Limitation on Restricted Payment. The Borrower shall not declare or make, directly or indirectly any Restricted Payments if an Event of Default has occurred and is continuing or would result therefrom.
7.06    Limitation on Investments, Loans and Advances. The Borrower shall not, and shall not permit any other Restricted Person to, make any Investments in any Person, other than (a) the ETP Merger, (b) the SUG Holdco Merger, (c) Permitted Investments and (d) other Investments so long as (i) after giving effect to such transaction on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower is in compliance with Section 7.12(a), and (ii) no Event of Default has occurred and is continuing or would result therefrom.
7.07    Transactions with Shareholders and Affiliates. No Restricted Person shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) involving payments in excess of $50,000,000 with any Affiliate of a Restricted Person, on terms that are materially less favorable, taken as a whole, to the Restricted Persons, taken as a whole, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, that the foregoing restriction shall not apply to: (a) transactions that are otherwise permitted under this Agreement; (b) the Transactions (including the payment of all Transaction Costs); (c) any transaction among the General Partner and the Restricted Persons; (d) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Restricted Subsidiaries; (e) compensation arrangements for officers and other employees of any Restricted Person entered into in the ordinary course of business; (f) the transactions that are the subject of an MLP Limited Partnership Agreement; (g) transactions between a Restricted Person on the one hand and an MLP and the general partner of such MLP and their respective Subsidiaries on the other hand similar to those typically addressed in omnibus agreements between the sponsors of a publicly traded limited partnership on the one hand and the publicly traded partnership on the other hand; (h) the transactions that are the subject of the Shared Services Agreement dated August 26, 2005 by and between ETP and the Borrower, as amended by that certain First Amendment dated May 26, 2010, that certain Second Amendment dated April 30, 2013 and that certain Third Amendment dated as of February 19, 2014 and as further amended or replaced from time to time; (i) the transactions that are the subject of the Services Agreement by and among ETE Services Company, LLC, the Borrower and Regency, as amended by that certain First Amendment dated April 30, 2013 and as further amended or replaced from time to time; (j) the ETP Merger; (k) the SUG Holdco Merger; (l) Contingent Residual Support Agreements and any Intercompany Equity/Debt; and (m) any other transaction approved by the Conflicts Committee of the Borrower or with respect to which the Borrower has obtained a “fairness” opinion from an independent accounting, appraisal or investment banking firm of national standing.
7.08    Conduct of Business. The Borrower shall not engage in any business other than (a) the Permitted Line of Business and (b) such other lines of business which are reasonably related thereto or are reasonable extensions thereof or any business or activity that is reasonably similar thereto. ETP/SXL GP shall not engage in any business other than acting as the general partner of (i) prior to the consummation of the ETP Merger, ETP, and (ii) upon and after the consummation of the ETP Merger, SXL, ETP LLC shall not engage in any business other than acting as the general partner of ETP/SXL GP or owning Equity Interests in other Persons.
7.09    Restrictive and Negative Pledge Agreements. The Borrower shall not, and shall not permit any other Restricted Person to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on (a) the ability of any Restricted Subsidiary to: (i) pay dividends or make other distributions; (ii) redeem Equity Interests held in it by the Borrower or another Restricted Subsidiary; (iii) repay loans and other indebtedness owing by it to the Borrower or another Restricted Subsidiary; or (iv) transfer any of its assets to the Borrower or another Restricted Subsidiary; or (b) the ability of any Restricted Person to create Liens on any Collateral to secure the Obligations or Lender Hedging Obligations except (A) as provided for in the Loan Documents, (B) as described in the Disclosure Schedule, the documents governing the Senior Notes or the Senior Note Refinancing Indebtedness, the Term Loan Obligations, the documentation governing any Term Loan Refinancing Indebtedness (to the extent not more restrictive than the terms of this Agreement), and any Indebtedness incurred pursuant to Section 7.01(l) (to the extent not more restrictive than the terms of this Agreement), (C) by reason of applicable Law, (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Restricted Person, (E) customary provisions restricting assignment of any agreement entered into by a Restricted Person in the ordinary course of business, (F) any restriction on the transfer of property subject to a Lien permitted by Section 7.02, (G) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (H) customary restrictions and conditions contained in any agreement relating to a sale, purchase or merger permitted hereunder pending the consummation of such sale, purchase or merger, (I) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Restricted Subsidiary of Borrower, and (J) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person.

7.10    Hedging Contracts. The Borrower shall not, and shall not permit any other Restricted Person to enter into any Hedging Contract except any Hedging Contracts (a) entered into by such Person in the ordinary course of business for the purpose of fixing interest rates on Indebtedness or for the purpose of directly mitigating risks or reducing costs associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person in the normal course of business, and not for purposes of speculation, (b) that does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (c) that is with a counterparty whose obligations are rated (or are guaranteed by an affiliate whose obligations are rated) A-/A3 or better, respectively, by the Rating Agencies or are in accordance with the risk management policies of the Borrower as such policies have been adopted or amended from time to time and disclosed to the Lenders.
7.11    Commingling of Deposit Accounts and Accounts. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, commingle their respective Deposit Accounts or Accounts (as such terms are defined in Article 9 of the UCC) with the Deposit Accounts or Accounts of any of its Unrestricted Persons.
7.12    Financial Covenants.
(a)Leverage Ratio of the Borrower. As of each Quarterly Testing Date, commencing March 31, 2017, the Leverage Ratio of the Borrower will not exceed (i) 6.0 to 1.0 at any time other than during a Specified Acquisition Period and (ii) 7.0 to 1.0 during a Specified Acquisition Period.
(b)Interest Coverage Ratio. As of each Quarterly Testing Date, commencing March 31, 2017, the ratio of (i) Consolidated EBITDA of the Borrower for the period of four consecutive Fiscal Quarters ending on such date to (ii) Consolidated Interest Expense for such period will not be less than 1.5 to 1.0.
7.13    Amendments or Waivers of Certain Agreements; Material Contracts. Except (a) in connection with transactions permitted under Section 7.03, Section 7.04 and Section 7.06, or (b) as could not reasonably be expected to have a Material Adverse Effect, the Borrower shall not, and shall not permit any other Restricted Person to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under its organizational document (other than a change in domicile to Delaware or as otherwise permitted hereunder) or any material agreement, judgment, license or permit.
7.14    Fiscal Year. The Borrower shall not, and shall not permit any other Restricted Person to, change its Fiscal Year-end without giving 15 days prior written notice thereof to the Administrative Agent.
7.15    Use of Proceeds. The Borrower will not request any Credit Extension, and the Borrower shall not directly or, to the knowledge of the Borrower, indirectly use, and shall procure that the other Restricted Persons and its or their respective directors, officers, employees and agents shall not directly or, to the knowledge of such Person, indirectly use, the proceeds of any Credit Extension (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding any activity or business in a Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions to the extent such activities or businesses are in violation of such Sanctions, (c) fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction, that, at the time of the Credit Extension, is the subject of Sanctions to the extent such activities or businesses are in violation of such Sanctions or (d) in any other manner that will result in a violation by the Restricted Persons of Sanctions or Anti-Corruption Laws.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Each of the following events constitutes an Event of Default under this Agreement (each, an “Event of Default”):
(a)Any Restricted Person fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
(b)Any Restricted Person fails to pay any Obligation (other than the Obligations in Section 8.01(a)), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;
(c)Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.04, 6.06(a) or ARTICLE VII;
(d)Any Restricted Person fails (other than as referred to in Sections 8.01(a), (b) or (c) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the Administrative Agent to the Borrower;
(e)Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;
(f)(i) Any Loan Document, including any Guaranty, at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason other than as expressly permitted hereunder or thereunder (including because of its release by the Lenders or the Administrative Agent (as permitted under Section 9.10)) or the satisfaction in full of all Obligations, (ii) any Loan Document shall be declared null and void, (iii) the Borrower or any Restricted Person shall repudiate in writing its obligations under any Loan Document to which it is party, (iv) the Borrower or any Restricted Person shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is party, or (v) any Collateral Document ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof), or the Collateral Agent shall not have or shall cease to have, or any Restricted Person shall assert in writing that the Collateral Agent shall not have or shall cease to have, a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Collateral Agent to take any action within its control;
(g)The Borrower or any Restricted Subsidiary (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant instrument or agreement in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder but including the Senior Note Obligations and Indebtedness under the Term Loan Credit Agreement) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, if such default or other event shall have resulted in the acceleration of the payment of such Indebtedness or Guarantee with an aggregate face amount that exceeds the Threshold Amount;
(h)Either (i) a failure to meet applicable minimum “funding standards” under Section 412(a) of the Code in excess of $100,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) a Termination Event occurs which could reasonably be expected to result in liability to the Borrower or any Restricted Subsidiary in an amount in excess of $100,000,000;
(i)The Borrower or any of its Restricted Subsidiaries:
(i)has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty (60) days; or
(ii)commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or
(iii)has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
(iv)has entered against it a final judgment for the payment of money which individually or in the aggregate with all such judgments then outstanding would exceed $100,000,000 (in each case not covered by insurance or third party indemnification obligations satisfactory to the Administrative Agent), unless the same is discharged within sixty (60) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
(v)suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, which assets have a value exceeding $100,000,000, and such writ or warrant of attachment or any similar process is not stayed or released within sixty (60) days after the entry or levy thereof or after any stay is vacated or set aside; or
(j)Any Change of Control occurs.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:
(a)declare the Commitments and any obligation of the LC Issuer to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the then outstanding amount thereof); and
(d)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an Event of Default described in subsections (i)(i), (i)(ii) or (i)(iii) of Section 8.01, the Commitments and any obligation of the LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (including amounts received from the Collateral Agent under the Collateral Documents) shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under ARTICLE III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer (including fees and time charges for attorneys who may be employees of any Lender or the LC Issuer) and amounts payable under ARTICLE III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Matured LC Obligations, other Obligations and Lender Hedging Obligations, ratably among the Lenders, any Affiliate of a Lender (in respect of Lender Hedging Obligations) and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of the remaining portion of the Lender Hedging Obligations and the remaining portion of the Obligations, whether constituting unpaid principal of the Loans and Matured LC Obligations or other amounts, and to the Administrative Agent for the account of the LC Issuer to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, any Affiliate of a Lender (in respect of Lender Hedging Obligations) and the Administrative Agent for the account of the LC Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as LC Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.  Each of the Lenders and the LC Issuer hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender irrevocably authorizes and directs the Administrative Agent to (a) upon the request of the Borrower in connection with any incurrence of Term Loan Refinancing Indebtedness, enter into one or more amendments to the Collateral Documents as may be agreed between the Borrower and the Administrative Agent to effectuate the Term Loan Refinancing Indebtedness, (b) upon the request of the Borrower in connection with the incurrence of Senior Note Refinancing Indebtedness or Term Loan Refinancing Indebtedness, enter into intercreditor arrangements with the agent or lenders in respect of such Senior Note Refinancing Indebtedness or Term Loan Refinancing Indebtedness to reflect the pari passu or junior nature of the Lien securing the Collateral in respect of such Senior Note Refinancing Indebtedness or Term Loan Refinancing Indebtedness, and (c) upon the request of the Borrower in connection with any incurrence of Indebtedness pursuant to Section 7.01(l), enter into any amendments to any Collateral Document to include such Indebtedness as a secured obligation thereunder or any intercreditor arrangements with the trustee, agent or lenders in respect of such Indebtedness to reflect the pari passu or junior nature of the Lien securing the Collateral in respect of such Indebtedness. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
9.02    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Issuer.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in ARTICLE IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.06    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
Any resignation by Credit Suisse AG, Cayman Islands Branch as Administrative Agent pursuant to this Section shall also constitute the resignation, subject to Section 10.06(h), of Credit Suisse AG, Cayman Islands Branch (or its Affiliate or branch then serving that either such capacity) as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (ii) the retiring LC Issuer shall, subject to Section 10.06(h), be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor LC Issuer shall use commercially reasonable efforts to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or use commercially reasonable efforts to make other arrangement satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.08    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, no agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Administrative Agent, a Lender or the LC Issuer hereunder.
9.09    Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Guaranty and Collateral Matters.  The Lenders hereby authorize U.S. Bank National Association to act as Collateral Agent under the Collateral Agency Agreement and the Pledge Agreement and authorize the Administrative Agent to execute the Collateral Agency Agreement on their behalf. Collateral may be released from the Lien and security interest created by the Collateral Documents and Guarantors may be released from their obligations under the Guaranty at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided hereby. Upon the request of the Borrower, in connection with any transaction otherwise permitted hereunder, the Administrative Agent and/or the Collateral Agent is authorized to release Collateral that is Disposed of (or whose owner ceases to be a Subsidiary) and Guarantors that cease to be Restricted Persons or otherwise cease to be required to be Guarantors under the Loan Documents and to execute any intercreditor arrangements or amendments to the Collateral Documents to reflect the pari passu or junior nature of any Liens associated with Indebtedness permitted to be incurred (and so secured) hereunder (including, for the avoidance of doubt, Indebtedness incurred pursuant to Section 7.01(l) and secured pursuant to Section 7.02(s)), in each case, pursuant to a transaction permitted by this Agreement. In addition, each of the Administrative Agent and/or the Collateral Agent is authorized to amend the Collateral Documents to provide for the exclusion of the Excluded ETP LLC Assets from the grant of the Lien provided for therein as security for the Obligations so long as, contemporaneously therewith, the Excluded ETP LLC Assets are also excluded from the grant of the Lien provided for therein as security for the Term Loan Obligations and, in connection with the foregoing, the Administrative Agent and/or the Collateral Agent shall (and the Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to) execute, deliver or acknowledge any necessary or proper amendments or other modifications to the Collateral Documents or other agreements or filings to exclude the Excluded ETP LLC Assets from the grant of the Lien provided for in the Collateral Documents as security for the Obligations. Upon receipt of any such request, the Administrative Agent and/or the Collateral Agent shall (and the Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to) execute, deliver or acknowledge (a) any necessary or proper instruments of termination, satisfaction or release to release (i) any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Person as a result of a transaction permitted hereunder and (ii) any Liens on Collateral that is Disposed of (or whose owner ceases to be a Subsidiary), or (b) any necessary or proper amendments to the Collateral Documents, instruments, intercreditor agreements or other agreements (i) to include any additional Indebtedness as a secured obligation under the Collateral Documents (including, for the avoidance of doubt, Indebtedness incurred pursuant to Section 7.01(l)), and (ii) to reflect the pari passu or junior nature of any Lien securing the Collateral in respect of any such Indebtedness (including, for the avoidance of doubt, any Liens granted pursuant to Section 7.02(s)), in each case, pursuant to a transaction permitted by this Agreement. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty or to release any Collateral from the Collateral Documents, in either case, pursuant to this Section 9.10.
9.11    Release With Respect to Senior Note Obligations.  At any time that the Senior Note Obligations are no longer required, pursuant to the terms of the Indenture, to be equally and ratably secured with the Obligations, the Lenders authorize each of the Administrative Agent and the Collateral Agent to, at the Borrower’s request, enter into such amendments, releases, terminations or other instruments in connection with the Loan Documents as may be necessary or reasonably requested to reflect that the Senior Note Obligations are no longer equally and ratably secured.

ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. (a) Except as otherwise expressly provided in this Agreement (including in the second proviso of this clause (a)), no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Restricted Person therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Restricted Person, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(i)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(ii)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(iii)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iv)reduce the principal of, or the rate of interest specified herein on, any Loan or LC Obligation, or (subject to the proviso in this Section 10.01(a)(iv)) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate or (ii) change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Leverage Level that would result in a reduction of any interest rate on any Loan or any fee payable hereunder;
(v)change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each adversely affected Lender;
(vi)change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
(vii)other than in connection with a transaction permitted under this Agreement, release all or substantially all of the aggregate value of the Guaranty or release all or substantially all of the aggregate value of the Collateral from the Collateral Documents without the written consent of each Lender;
and, provided further, that notwithstanding the foregoing, (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) any amendment or waiver of any provision of Article V, Article VI, Article VII, Article VIII or any definitions related to any of the foregoing shall only require the written consent of the Combined Majority Lenders so long as the same amendments or waivers are made to or sought under the other Credit Facilities; provided that, notwithstanding anything in this clause (iii) to the contrary, (A) in the event that, at the time that it is seeking any amendment or waiver, the Borrower would not be able to satisfy any conditions precedent set forth in Section 4.02 without obtaining approval of such amendment or waiver, or (B) if any amendment or waiver would directly and adversely affect the Lenders in a disproportionate manner relative to the other lenders under the Credit Facilities (it being understood that such test shall be deemed to occur (x) on the date that any such amendment or waiver would be effective and (y) as if a Borrowing were being requested at such time), then such amendment or waiver shall not be effective with respect to this Agreement unless in writing signed by the Majority Lenders (it being further understood, for the avoidance of doubt, that this clause (iii) shall only apply to those amendments or waivers which, but for the existence of this clause (iii), would otherwise only require the consent of the Majority Lenders).
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except to the extent the consent of such Lender would be required under clause (b), (c), (d) or (e) of this Section 10.01.
Notwithstanding anything to the contrary herein, the Borrower and the Administrative Agent may amend or modify this Agreement or any Loan Document to cure obvious errors, mistakes or defects so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment or modification.
10.02    Notices; Effectiveness; Electronic Communication.
(a)Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, the Administrative Agent or the LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 3; and
(ii)if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)Electronic Communications.  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet web sites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet web site shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the web site address therefor.
(c)Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Restricted Persons, the Administrative Agent, the LC Issuer, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(d)Change of Address, Etc.  Each of the Borrower, the Administrative Agent and the LC Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the LC Issuer.
(e)Reliance by Administrative Agent, LC Issuer and Lenders.  The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies.  No failure by any Lender, the LC Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.04    Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel for the Administrative Agent and, if reasonably necessary, of one local counsel (which may include a single firm of special counsel acting in multiple jurisdictions) to the Administrative Agent in each case in any relevant jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to all Indemnitees, taken as a whole, and, if reasonably necessary, of one local counsel (which may include a single firm of special counsel acting in multiple jurisdictions) for all Indemnitees, taken as a whole, in each relevant jurisdictions and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the United States Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, or the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that (i) such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower or any other Restricted Person against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arise from any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as Administrative Agent and in each case other than any claims arising out of any act or omission of the Borrower or any of its Affiliates, provided further, that the Borrower (or its subsidiaries or Affiliates) shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party); provided further that the foregoing shall not negate the Borrower’s obligations pursuant to this Section 10.04(b) and (ii) if the Borrower has complied with its obligations under Section 2.17, such indemnity for the LC Issuer shall not include losses incurred by the LC Issuer due to one or more Lenders defaulting in their obligations to purchase participations of LC Obligations under Section 2.09(c) or to make Loans under Section 2.09(a) (it being understood that this proviso shall not affect the LC Issuer’s rights against any Defaulting Lender). This Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and as if no Lender were a Defaulting

Lender) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(e).
(d)Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(f)Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations, and the termination of this Agreement.
10.05    Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Issuer or any Lender, or the Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.06    Successors and Assigns.
(a)Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than as permitted by Section 7.03) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the LC Issuer that issues any Letter of Credit), Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations) at the time owing to it); provided that, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Sections 8.01(a) or (b) or sub-clauses (i), (ii) or (iii) of Section 8.01(i) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, further, that simultaneous assignments by or to two or more Approved Funds shall be combined for purposes of determining whether the minimum assignment requirement is met. Assignments shall be subject to the following additional conditions:
(i)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and
(ii)the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, which the Administrative Agent may waive or reduce in its sole discretion, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required under Section 3.01(e).
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
(c)Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower, the LC Issuer or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the LC Issuer, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a)(ii), Section 10.01(a)(iii), Section 10.01(a)(iv) or Section 10.01(a)(vii) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except (i) to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation or (ii) if the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01(a) unless such Participant agrees to comply with Section 3.01(e) as though it were a Lender (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender).

(f)Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)Resignation as LC Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Credit Suisse AG, Cayman Islands Branch assigns all of its Commitment and Loans pursuant to subsection (b) above, Credit Suisse AG, Cayman Islands Branch (or any of its Affiliates or branches then serving as LC Issuer) may, upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer. In the event of any such resignation, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer hereunder; provided, however, that (i) no failure by the Borrower to appoint any such successor shall affect the resignation of Credit Suisse AG, Cayman Islands Branch (or such Affiliate or branch) as LC Issuer and (ii) no such appointment will become effective without the consent of the Lender so appointed. If Credit Suisse AG, Cayman Islands Branch (or such affiliate or branch) resigns as LC Issuer, it shall retain all the rights and obligations of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Matured LC Obligations pursuant to Section 2.09).
10.07    Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives, including any numbering, administration or settlement service providers, (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy, (c) to the extent required by applicable laws or regulations or by subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) any credit insurance provider relating to the Borrower and its Obligations or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a non-confidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to rating agencies, market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
10.08    Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor or grantor under the Collateral Documents shall be applied to any Excluded Swap Obligations of such Person.
10.09    Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11    Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12    Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) if a Lender gives a notice of illegality pursuant to Section 3.02, (iv) any Lender requests reimbursement for amounts owing under Section 3.05 (in a disproportionate manner relative to other Lenders), (v) any Lender is a Defaulting Lender, (vi) any Lender has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Majority Lenders or Combined Majority Lenders, as applicable, or (vii) any Lender is a Non-Extending Lender under Section 2.19, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)the Borrower or the assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of a Non-Extending Lender, such replacement Lender agrees to extend the Scheduled Maturity Date of the applicable Loans of the Non-Extending Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
10.14    Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES

HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each such Guarantor in accordance with the Act. The Borrower will comply with reasonable requests of any Lender for such information.
10.17    Time of the Essence.  Time is of the essence of the Loan Documents.
10.18    No Recourse. The parties hereto hereby acknowledge and agree that neither the General Partner nor any director, officer, employee, limited partner or shareholder of the Borrower or the General Partner shall have any personal liability in respect of the obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents by reason of his, her or its status.
10.19    Separateness. The Lenders acknowledge (i) the separateness as of the date hereof of each Unrestricted Person and its respective subsidiaries from the Borrower and each other Restricted Person, (ii) that the lenders and noteholders under credit agreements with each Unrestricted Person and its respective subsidiaries have likely advanced funds thereunder in reliance upon the separateness of such Unrestricted Person and its respective subsidiaries from the Borrower and each other Restricted Person, (iii) that each Unrestricted Person and its respective subsidiaries has assets and liabilities that are separate from those of the Borrower and the other Restricted Persons, (iv) that the Loans and other obligations owing under the Loan Documents have not been guaranteed by any Unrestricted Person or any of its respective subsidiaries, and (v) that, except as other Persons may expressly assume or guarantee any of the Loan Documents or obligations thereunder, the Lenders shall look solely to the Borrower and its property and assets and the property and assets of the other Restricted Persons, and any property pledged as Collateral with respect to the Loan Documents, for the repayment of any amounts payable pursuant to the Loan Documents and for satisfaction of any obligations owing to the Lenders under the Loan Documents and that no Unrestricted Person or any of its respective subsidiaries is personally liable to the Lenders for any amounts payable, or any liability, under the Loan Documents.
10.20    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
10.21    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges the Subsidiaries’ understanding, that: (a) (1) no fiduciary, advisory or agency relationship between the Borrower or any Subsidiary and the Administrative Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (2) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and the Subsidiaries, on the one hand, and the Administrative Agent and the Lenders, on the other hand; (3) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (4) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (1) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of the Subsidiaries, or any other Person; (2) neither the Administrative Agent nor the Lenders has any obligation to the Borrower or any of the Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Administrative Agent and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and the Subsidiaries, and neither the Administrative Agent nor the Lenders has any obligation to disclose any of such interests to the Borrower or the Subsidiaries. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
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|IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER EQUITY, L.P., as
Borrower
By: LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President

Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, LC Issuer and a Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Lea Baerlocher
Name:	Lea Baerlocher
Title:	Authorized Signatory

THE BANK OF TOYKO=MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Sherwin Brandford
Name:	Sherwin Brandford
Title:	Director

ROYAL BANK OF CANADA, as a Lender and LC Issuer

By:	/s/ Mark Lumpkin
Name:	Mark Lumpkin
Title:	Authorized Signatory

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender and LC Issuer

By:	/s/ Rayan Karim
Name:	Rayan Karim
Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Victor F. Cruz
Name:	Victor F. Cruz
Title:	Vice President

BARCLAYS BANK PLC, as a Lender

By:	/s/ Keith Burba
Name:	Keith Burba
Title:	Managing Director

BNP PARIBAS, as a Lender

By:	/s/ Joe Onischuk
Name:	Joe Onischuk
Title:	Managing Director

By:	/s/ Reginald Crichlow
Name:	Reginald Crichlow
Title:	Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Alfredo Brahim
Name:	Alfredo Brahim
Title:	Director

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By:	/s/ Richard Antl
Name:	Richard Antl
Title:	Authorized Signatory

By:	/s/ Trudy Nelson
Name:	Trudy Nelson
Title:	Authorized Signatory

CITIBANK, N.A., as a Lender

By:	/s/ Michael Zeller
Name:	Michael Zeller
Title:	Vice President

COMPASS BANK, as a Lender

By:	/s/ Mark H. Wolf
Name:	Mark H. Wolf
Title:	Senior Vice President

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Darrell Stanley
Name:	Darrell Stanley
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

By:	/s/ Yvonne Tilden
Name:	Yvonne Tilden
Title:	Managing Director

FIFTH THIRD BANK, as a Lender

By:	/s/ Larry Hayes
Name:	Larry Hayes
Title:	Director

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Josh Rosenthal
Name:	Josh Rosenthal
Title:	Authorized Signatory

HSBC BANK USA, N.A., as a Lender

By:	/s/ John M Robinson
Name:	John M Robinson
Title:	Managing Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Stephanie Balette
Name:	Stephanie Balette
Title:	Authorized Officer

MIZUHO BANK, LTD., as a Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

NATIXIS, NEW YORK BRANCH, as a Lender

By:	/s/ Brice Le Foyer
Name:	Brice Le Foyer
Title:	Director

By:	/s/ Vikram Nath
Name:	Vikram Nath
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Kyle T. Helfrich
Name:	Kyle T. Helfrich
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Katsuyuki Kubo
Name:	Katsuyuki Kubo
Title:	Managing Director

SUNTRUST BANK, as a Lender

By:	/s/ Carmen Malizia
Name:	Carmen Malizia
Title:	Director

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Larry Robinson
Name:	Larry Robinson
Title:	Managing Director